EXHIBIT (a)(1)(A)

Offer To Purchase For Cash

All Outstanding Shares Of Common Stock

Of

SuccessFactors, Inc.

at

$40.00 Per Share

by

Saturn Expansion Corporation

a wholly-owned subsidiary of

SAP America, Inc.

an indirectly wholly-owned subsidiary of

SAP AG

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

ON WEDNESDAY, JANUARY 18, 2012, UNLESS THE OFFER IS EXTENDED.

The Offer to Purchase (the “Offer”) is being made pursuant to an Agreement and Plan of Merger dated as of December 3, 2011 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among SAP America, Inc., a Delaware corporation (“SAP America”), Saturn Expansion Corporation, a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of SAP America, and SuccessFactors, Inc., a Delaware corporation (“SuccessFactors”). The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser and further provides that following completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware, the Purchaser will merge with and into SuccessFactors (the “Merger”), with SuccessFactors continuing as the surviving corporation and a wholly-owned subsidiary of SAP America.

The SuccessFactors board of directors has duly and unanimously (a) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable and fair to, and in the best interest of SuccessFactors and its stockholders, (b) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (c) recommended that the stockholders of SuccessFactors accept the Offer, tender their shares of common stock, par value $0.001 per share, in SuccessFactors (the “Shares”) to the Purchaser in the Offer and, to the extent stockholder approval is required under applicable law, adopt the Merger Agreement.

The Offer is conditioned upon there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares that, considered together with the Shares, if any, directly or indirectly owned by SAP America or the Purchaser represents (a) at least a majority of the Shares then outstanding (determined on a Fully Diluted Basis, as defined below) and (b) no less than a majority of the voting power of the shares of capital stock of SuccessFactors then outstanding (determined on a Fully Diluted Basis) and entitled to vote upon the adoption of the Merger Agreement on the date Shares are accepted for payment. The Offer is also subject to the satisfaction of additional conditions set forth in this Offer to Purchase including, but not limited to (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) the receipt of any approval required by and/or the expiration of each mandatory waiting period under the antitrust, competition or similar laws of the Federal Republic of Germany, the Republic of Austria, Ireland and the Republic of Colombia, (iii) the clearance of the European Commission, if the transactions contemplated by the Merger Agreement are referred to the European Commission pursuant to Article 22 of the EC Merger Regulation, and (iv) the receipt of notice from the Committee on Foreign Investment in the United States (“CFIUS”) that it has concluded its review of the transactions contemplated by the Merger Agreement and has determined not to conduct an investigation, or if an investigation is deemed to be required, notification that the U.S. government will not take action to suspend or prevent the consummation of the transactions contemplated by the Merger Agreement. See Section 14—“Conditions of the Offer” of this Offer to Purchase. There is no financing condition to the Offer.

A summary of the principal terms of the Offer appears in pages 1 through 11 of this Offer to Purchase. You should read this entire Offer to Purchase and Letter of Transmittal carefully before making any decision with respect to the Offer.

Questions and requests for assistance may be directed to Georgeson Inc., the information agent for the Offer (“Information Agent”), or J.P. Morgan Securities LLC, the dealer manager for the Offer (the “Dealer Manager”), at their respective addresses and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent. Stockholders of SuccessFactors also may contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

The Dealer Manager for the Offer is:	The Information Agent for the Offer is:

J.P. Morgan Securities LLC	199 Water Street – 26th Floor
383 Madison Avenue, 5th Floor	New York, New York 10038
New York, New York 10179	Banks and Brokers Call: (212) 440-9800
Call Toll-Free (877) 371-5947	Call Toll Free in the United States: (877) 507-1756
Email: successfactors@georgeson.com

December 16, 2011

IMPORTANT

Stockholders of SuccessFactors desiring to tender Shares must:

1.	For Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee:

•

contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender the Shares to the Purchaser before the expiration of the Offer.

2.	For Shares that are registered in the stockholder’s name and held in book-entry form:

•

complete and sign the Letter of Transmittal (or a facsimile thereof, which is permitted solely in the case of book-entry transfer) in accordance with the instructions in the Letter of Transmittal or prepare an Agent’s Message (as defined in Section 2—“Acceptance for Payment and Payment for Shares” of this Offer to Purchase);

•	if using the Letter of Transmittal, have the stockholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

•

deliver an Agent’s Message or the Letter of Transmittal (or a facsimile thereof, which is permitted solely in the case of book-entry transfer), properly completed and duly executed, and any other required documents to American Stock Transfer and Trust Company, LLC, the depositary for the Offer (the “Depositary”), at its address on the back of this Offer to Purchase before the expiration of the Offer; and

•	transfer the Shares through book-entry transfer into the account of the Depositary before the expiration of the Offer.

3.	For Shares that are registered in the stockholder’s name and held as physical certificates:

•	complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal;

•	have the stockholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

•

deliver the Letter of Transmittal properly completed and duly executed, the certificates for such Shares and any other required documents to the Depositary, at its address on the back of this Offer to Purchase before the expiration of the Offer.

The Letter of Transmittal, the certificates for the Shares and any other required documents must be received by the Depositary before the expiration of the Offer, unless the procedures for guaranteed delivery described in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase are followed. The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through The Depository Trust Company, is at the election and risk of the tendering stockholder.

13.	Dividends and Distributions	64

14.	Conditions of the Offer	64

15.	Legal Matters; Required Regulatory Approvals	68

16.	Fees and Expenses	71

17.	Miscellaneous	72

Schedule 1	Information Concerning the Directors and Executive Officers of SAP AG, SAP America, Inc. and Saturn Expansion Corporation.	73

SUMMARY TERM SHEET

The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery. You are urged to read carefully this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery in their entirety.

Securities Sought:	All of the outstanding shares of common stock, par value $0.001 per share (the “SuccessFactors Common Stock” or the “Shares”), of SuccessFactors.

Offer Price Per Share:	$40.00 net to the holder thereof in cash (the “Offer Price”), without interest thereon and less any required withholding of taxes.

Scheduled Expiration of the Offer:	5:00 p.m., New York City time, on Wednesday, January 18, 2012.

The Purchaser:	Saturn Expansion Corporation (the “Purchaser”), a wholly-owned subsidiary of SAP America, Inc. (“SAP America”), an indirectly wholly-owned subsidiary of SAP AG (“SAP AG”).

Minimum Condition:	The number of Shares validly tendered and not properly withdrawn prior to the expiration of the Offer (considered together with the Shares, if any, directly or indirectly owned by SAP America or the Purchaser) represents (i) at least a majority of the Shares then outstanding (determined on a Fully Diluted Basis) and (ii) no less than a majority of the voting power of the shares of capital stock of SuccessFactors then outstanding (determined on a Fully Diluted Basis) and entitled to vote upon the adoption of the Merger Agreement on the date Shares are accepted for payment. “Fully Diluted Basis” means, as of any date, (i) the number of Shares outstanding, plus (ii) the number of shares SuccessFactors is then required or may be required to issue pursuant to options, rights or other obligations outstanding at such date under any employee stock option or other benefit plans, warrants, options or other securities convertible or exchangeable into or exercisable for Shares, or otherwise, including pursuant to SuccessFactors’ stock option plans (assuming all options and other rights to acquire or obligations to issue such Shares are fully vested and exercisable and all Shares issuable at any time have been issued), but, in each case, excluding for this purpose (a) stock options to be canceled in accordance with the Merger Agreement as of the time the Purchaser accepts for payment Shares tendered pursuant to the Offer and (b) any Shares issuable pursuant to the Top-Up Option (as defined below).

Recommendation of the SuccessFactors Board of Directors:	The SuccessFactors board of directors has duly and unanimously (a) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable and fair to, and in the best interest of SuccessFactors and its stockholders, (b) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (c) recommended that the stockholders of SuccessFactors accept the Offer, tender their Shares to the Purchaser in the Offer and, to the extent stockholder approval is required under applicable law, adopt the Merger Agreement.

Who is offering to buy my securities?

The Purchaser, a Delaware corporation, was formed for the purpose of making this Offer. The Purchaser is a wholly-owned subsidiary of SAP America, which is the principal U.S. operating subsidiary of SAP AG, a stock corporation organized under the laws of Germany. SAP AG is one of the world’s leading providers of business software solutions. Unless the context indicates otherwise, in this Offer to Purchase we use the terms “us,” “we” and “our” to refer to Saturn Expansion Corporation and, where appropriate, SAP America and SAP AG. We use the term “SAP America” to refer to SAP America, Inc. alone, the term the “Purchaser” to refer to Saturn Expansion Corporation alone and the term “SuccessFactors” to refer to SuccessFactors, Inc. See the “Introduction” to this Offer to Purchase and Section 9—“Certain Information Concerning SAP AG, SAP America and the Purchaser.”

What securities are being sought in the Offer?

We are offering to purchase all of the outstanding Shares of SuccessFactors on the terms and subject to the conditions set forth in this Offer to Purchase. See the “Introduction” to this Offer to Purchase and Section 1—“Terms of the Offer.”

How much are you offering to pay? Will I have to pay any fees or commissions?

We are offering to pay $40.00 per Share, net to the holder thereof in cash, without interest and less any required withholding of taxes. If you are a stockholder of SuccessFactors who has Shares registered in your name and you tender directly to the Depositary, you will not be charged brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee or commission for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase and Section 1—“Terms of the Offer.”

Do you have the financial resources to make payment?

Yes. SAP America, our parent company, will provide us with sufficient funds to purchase all Shares validly tendered in the Offer and to provide funding for our acquisition of the remaining Shares in the Merger, which is expected to follow the successful completion of the Offer in accordance with the terms and conditions of the Merger Agreement. SAP America intends to obtain such funds by means of a capital contribution and/or a loan from SAP AG or another affiliate. SAP AG intends to obtain such funds (which the affiliate would obtain from SAP AG) from its cash on hand and a €1 billion loan facility arranged and underwritten by J.P. Morgan Limited. The Offer is not conditioned upon SAP AG, SAP America or the Purchaser obtaining financing. See Section 12—“Source and Amount of Funds.”

Under the Merger Agreement, SAP AG has guaranteed SAP America and the Purchaser’s obligations, including with respect to the Offer, and all fees and expenses associated therewith and SAP America’s and the Purchaser’s obligations under the Merger Agreement, in each case, as and when due. The guarantee by SAP AG may not be revoked or terminated and will remain in full force and effect without interruption until any outstanding obligations have been satisfied in full.

Is your financial condition relevant to my decision to tender my Shares in the Offer?

No. We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•

the Purchaser, through its parent company, SAP America, and SAP America’s parent company SAP AG, will have sufficient funds and financial resources available to purchase all Shares validly tendered in the Offer or acquired in the Merger;

•	SAP AG has agreed to absolutely, irrevocably and unconditionally guarantee the obligations of SAP America and the Purchaser;

•	the Offer is not subject to any financing condition; and

•	if we consummate the Offer, SAP America will acquire any remaining Shares for the same cash price in the Merger.

See Section 12—“Source and Amount of Funds.”

What does the SuccessFactors Board think of the Offer?

The SuccessFactors board of directors (“SuccessFactors Board ”) has duly and unanimously (a) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable and fair to, and in the best interest of SuccessFactors and its stockholders, (b) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (c) recommended that the stockholders of SuccessFactors accept the Offer, tender their Shares to the Purchaser in the Offer and, to the extent stockholder approval is required under applicable law, adopt the Merger Agreement. A more complete description of the recommendation of the SuccessFactors Board is set forth in SuccessFactors’ Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to the stockholders of SuccessFactors together with this Offer to Purchase. See the “Introduction” to this Offer to Purchase.

How long do I have to decide whether to tender my Shares in the Offer?

You will have at least until the expiration of the Offer to tender your Shares in the Offer. The current expiration of the Offer is 5:00 p.m., New York City time, on January 18, 2012, unless we extend the period of time for which the initial offering period of the Offer is open. If you cannot deliver everything required to make a valid tender by that time, you may still participate in the Offer by using the guaranteed delivery procedure that is described later in this Offer to Purchase prior to that time. See Section 1—“Terms of the Offer” and Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and under what circumstances?

Yes. We have agreed in the Merger Agreement that:

•

We will extend the Offer for successive periods of up to 20 business days each (in increments of at least 5 business days) if, at the then-scheduled expiration of the Offer, any of the conditions to the Offer set forth in Section 14—“Conditions of the Offer” of this Offer to Purchase are not satisfied or, to the extent permitted, waived by us or SAP America.

•

We will also extend the Offer for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the “SEC”) or its staff applicable to the Offer.

Following our acceptance and payment for Shares tendered in the Offer, we may, in order to enable us to acquire 90% of the Shares then outstanding (determined on a Fully Diluted Basis), provide for a subsequent offering period (and one or more extensions thereof) of three to 20 business days as provided in Rule 14d-11 under the Securities Exchange Act of 1934, as amended, during which stockholders of SuccessFactors may tender, but not withdraw, their Shares and receive the Offer Price.

To the extent requested in writing by SuccessFactors prior to any then-scheduled expiration date of the Offer, the Purchaser will if the Antitrust Condition (as defined below) has not been satisfied or the CFIUS Approval (as defined below) has not been obtained on such then-scheduled expiration date (and have not been waived by the Purchaser), and provided that it is reasonably expected that the Antitrust Condition will be satisfied and/or the CFIUS Approval will be obtained, as applicable, on or prior to the Outside Date (as defined below), extend the Offer on one or more occasions, in consecutive increments of up to 10 business days (in increments of at least 5 business days) until such time as the Antitrust Condition is satisfied and/or the CFIUS Approval has been obtained, as applicable.

See Section 1—“Terms of the Offer” of this Offer to Purchase for more details on our obligation and ability to extend the Offer.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform American Stock Transfer and Trust Company, LLC, which is the Depositary for the Offer, of any extension and will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was previously scheduled to expire. See Section 1—“Terms of the Offer.”

If we elect to provide or extend any subsequent offering period, a public announcement of such period or extension will be made not later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date of the Offer or the date of termination of any prior subsequent offering period.

What is the “Minimum Condition” to the Offer?

We are not obligated to accept for payment or pay for any Shares in the Offer unless there have been validly tendered and not properly withdrawn prior to the expiration date of the Offer that number of Shares which (together with the number of Shares, if any, then owned of record, directly or indirectly by us) represents (a) at least a majority of the Shares then outstanding (determined on a Fully Diluted

Basis) and (b) no less than a majority of the voting power of the shares of capital stock of SuccessFactors then outstanding (determined on a Fully Diluted Basis) and entitled to vote upon the adoption of the Merger Agreement on the date Shares are accepted for payment (collectively, the “Minimum Condition”).

What are the conditions to the Offer other than the Minimum Condition?

In addition to the Minimum Condition, we are not obligated to accept for payment or (subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) promulgated under the Exchange Act) pay for any validly tendered Shares and may, to the extent expressly permitted by the Merger Agreement, delay the acceptance for payment of or (subject to any applicable rules and regulations of the SEC) the payment for any validly tendered Shares, if:

(i)	at the expiration date of the Offer, any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) applicable to the transactions contemplated by the Merger Agreement has not expired or been earlier terminated and any approval required to be obtained has not been obtained or any mandatory waiting period has not expired, in each case under the antitrust, competition or similar laws of the Federal Republic of Germany, the Republic of Austria, Ireland and the Republic of Colombia in connection with the transactions contemplated by the Merger Agreement referred to the competent authority in those jurisdictions or, if the transactions contemplated by the Merger Agreement have been referred to the European Commission pursuant to Article 22 of the EC Merger Regulation, the clearance of the European Commission has not been obtained or the mandatory waiting periods have not expired, (the foregoing collectively the “Antitrust Condition”);

(ii)	the receipt of a written notification issued by CFIUS that it has concluded a review of any notification voluntarily provided pursuant to Exon-Florio and section 5.5(a) of the Merger Agreement and has determined not to conduct an investigation, or if an investigation is deemed to be required, notification in writing that the U.S. government including the President of the U.S. will not take action to suspend or prevent the consummation of the transactions contemplated by the Merger Agreement has not been obtained as at the expiration of the Offer (the “CFIUS Approval”);

(iii)	the Merger Agreement shall have been terminated in accordance with its terms or any of the following conditions has occurred and is continuing at the expiration of the Offer:

(a)	there is pending any suit, action or proceeding by any U.S. federal or state governmental entity or a non-U.S. supranational governmental entity of competent jurisdiction in the Federal Republic of Germany, the Republic of Austria, Ireland, the Republic of Colombia or Brazil or the European Union to the extent such governmental entity’s clearance, consent or approval is required under antitrust laws in connection with the transactions contemplated by the Merger Agreement against SAP America, the Purchaser, SuccessFactors or any subsidiary of SuccessFactors in connection with the Offer or the Merger:

•	challenging the acquisition by SAP America or the Purchaser of any Shares pursuant to the Offer or seeking to make illegal, restrain or prohibit the making or consummation of the Offer or the Merger,

•

seeking to prohibit or impose limitations on the ability of SAP America or the Purchaser, or otherwise to render SAP America or the Purchaser unable, to accept for payment, pay for or purchase any or all of the Shares pursuant to the Offer, or the Merger, or seeking to require divestiture of any or all of the Shares to be purchased pursuant to the Offer, the Top-Up Option or in the Merger,

•

seeking to prohibit or impose any limitations on the ownership or operation by SAP America, SuccessFactors or any of their respective subsidiaries, of all or any portion of the businesses or assets of SAP America, SuccessFactors or any of their respective subsidiaries as a result of or in connection with the Offer, the Merger or the other transactions contemplated by the Merger Agreement, or otherwise seeking to compel SAP America, SuccessFactors or any of their respective subsidiaries to divest, dispose of, license or hold separate any portion of the businesses or assets of SAP America, SuccessFactors or any of their respective subsidiaries as a result of or in connection with the Offer, the Merger or the other transactions contemplated by the Merger Agreement, or

•

seeking to prohibit or impose limitations on the ability of SAP America or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares to be purchased pursuant to the Offer, upon exercise of the Top-Up Option or otherwise in the Merger, including the right to vote the Shares purchased by the Purchaser on all matters properly presented to the stockholders of SuccessFactors;

(b)	there is any federal, state, local, foreign or international law, statute, code, directive, ordinance, rule, regulation, order, writ, judgment, injunction, decree, stipulation, determination or award enacted, entered, enforced, promulgated or which is deemed applicable pursuant to an authoritative interpretation by or on behalf of a governmental entity to the Offer, the Merger or any other transaction contemplated by the Merger Agreement, or any other action is taken by any governmental entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act or similar waiting periods with respect to the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act of 1914 and all other federal, state, or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws, including, antitrust, competition or trade regulation laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessoning competition through merger or acquisition, that has resulted or is reasonably likely, individually or in the aggregate, to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above or has the effect of making the Offer, the Merger or any other transaction contemplated by the Merger Agreement illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the Merger or any other transaction contemplated by the Merger Agreement;

(c)

any representation and warranty of SuccessFactors set forth in the Merger Agreement as to capitalization fail to be true and correct in all material respects, as of the expiration date of the Offer with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time); provided, that if either the total number of Shares as of December 1, 2011 or the total number of Shares subject to outstanding SuccessFactors options as of December 2, 2011, in each case set forth in the capitalization representation and warranty in the Merger Agreement, exceeds the actual numbers as of such dates such that such inaccuracies in the representations and warranties would cause the aggregate amount required to be paid by SAP America and/or the Purchaser to purchase Shares pursuant to the Offer to increase by $5 million or more, such representations and warranties will be deemed to fail to be true and correct in all material respects;

(d)	any other representation and warranty of SuccessFactors set forth in the Merger Agreement (without giving effect to any references to any SuccessFactors Material Adverse Effect (as defined in Section 14—“Conditions of the Offer”) or materiality qualifications) fail to be true and correct in any respect as of the expiration date of the Offer with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a SuccessFactors Material Adverse Effect; provided, that if either the total number of Shares as of December 1, 2011 or the total number of Shares subject to outstanding SuccessFactors options as of December 2, 2011, in each case set forth in the capitalization representation and warranty in the Merger Agreement, exceeds the actual numbers as of such dates such that such inaccuracies in the representations and warranties would cause the aggregate amount required to be paid by SAP America and/or the Purchaser to purchase Shares pursuant to the Offer to increase by $5 million or more, such representations and warranties will be deemed to fail to be true and correct in all material respects;

(e)	SuccessFactors breached or failed, in any material respect, to perform or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement, and such breach or failure has not been cured;

(f)	since December 3, 2011, a SuccessFactors Material Adverse Effect (as defined below) has occurred and is continuing; or

(g)	the Purchaser has not received a certificate of SuccessFactors, executed by the Chief Executive Officer and the Chief Financial Officer of SuccessFactors, dated as of the expiration date of the Offer, to the effect that the conditions set forth in paragraphs (c), (d), (e) and (f) above have not occurred.

See Section 14—“Conditions of the Offer” of this Offer to Purchase for a complete description of the conditions to the Offer.

How do I tender my Shares?

If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender your Shares to the Purchaser on your behalf before the expiration of the Offer.

If your Shares are registered in your name and held in book-entry form (i.e., no stock certificates have been issued to you):

•

complete and sign the Letter of Transmittal (or a facsimile thereof, which is permitted solely in the case of book-entry transfer) in accordance with the instructions in the Letter of Transmittal or prepare an Agent’s Message (as defined in Section 2—“Acceptance for Payment and Payment for Shares” of this Offer to Purchase);

•	if using the Letter of Transmittal, have your signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

•

deliver an Agent’s Message or the Letter of Transmittal (or a facsimile thereof, which is permitted solely in the case of book-entry transfer), properly completed and duly executed, and any other required documents to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, at its address on the back of this Offer to Purchase before the expiration of the Offer; and

•	transfer the Shares through book-entry transfer into the account of the Depositary before the expiration of the Offer.

If your Shares are registered in your name and held as physical certificates (i.e., stock certificates have been issued to you):

•	complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal;

•	have your signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

•

deliver the Letter of Transmittal properly completed and duly executed, the certificates for such Shares and any other required documents to the Depositary, at its address on the back of this Offer to Purchase before the expiration of the Offer.

If you are a record holder but your stock certificate is not available or you cannot deliver your stock certificate to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call the Information Agent, Georgeson Inc., at (212) 440-9800 (Call Collect) or (877) 507-1756 (Toll-Free), or the Dealer Manager, J.P. Morgan Securities LLC, at (877) 371-5947 (Toll-Free) for assistance.

See Section 3—“Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase for more details.

Until what time may I withdraw previously tendered Shares?

You may withdraw Shares that you have previously tendered in the Offer at any time until the Offer has expired. In addition, unless we accepted your Shares for payment as provided in this Offer to

Purchase, you may also withdraw such Shares at any time after February 13, 2012. No withdrawal rights apply to Shares tendered in a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. See Section 4—“Withdrawal Rights.”

How do I withdraw previously tendered Shares?

If, after tendering your Shares in the Offer, you decide that you do not want to accept the Offer, you can withdraw your Shares by delivering a written notice of withdrawal with the required information to the Depositary in writing before the Offer expires. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares, and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such Shares while you still have the right to withdraw Shares. See Section 4—“Withdrawal Rights.”

Have any stockholders previously agreed to tender their Shares?

No. We have not previously entered into any agreements with any stockholders of SuccessFactors with respect to the tender of Shares into the Offer.

Are there any arrangements between SAP AG or SAP America and SuccessFactors’ officers or other key employees?

We plan to ask Lars Dalgaard to lead our cloud business and to continue serving as CEO of SuccessFactors after the consummation of the Merger. The chairperson of SAP AG’s Supervisory Board, Hasso Plattner, indicated that he recommended that Mr. Dalgaard be appointed to the executive board of SAP AG; however, there is no binding agreement between SAP AG and its affiliates, on the one hand, and Mr. Dalgaard, on the other hand, regarding the executive board appointment or any other arrangements.

Will the Offer be followed by a merger?

Yes, unless the conditions to the Merger are not satisfied or waived. If we accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer, and the other conditions to the Merger are satisfied or waived, the Purchaser will merge with and into SuccessFactors. If the Merger takes place, SAP America will own all of the Shares, and all of the remaining stockholders of SuccessFactors, other than SuccessFactors, SAP America, the Purchaser, any of their respective direct or indirect wholly-owned subsidiaries and any dissenting stockholders of SuccessFactors that properly exercise appraisal rights, will receive the Offer Price, without interest and less any required withholding of taxes. See the “Introduction” to this Offer to Purchase. See also Section 11(b)—“The Merger Agreement” and Section 14—“Conditions of the Offer” for a description of the conditions to the Merger and the Offer.

If a majority of the Shares are tendered and accepted for payment, will SuccessFactors continue as a public company?

No. Following the purchase of Shares in the Offer, we expect to consummate the Merger. If the Merger takes place, SuccessFactors will cease to be publicly owned. Even if for some reason the Merger does not take place, if we purchase all of the tendered Shares, there may be so few remaining stockholders and publicly held Shares that the Shares will cease to be eligible to be traded on The New York Stock Exchange (“NYSE”), Paris Euronext and the Frankfurt Stock Exchange, there may not be an active public trading market for the Shares, and SuccessFactors may cease to be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. After completion of the Offer, we expect SuccessFactors to elect “controlled company” status pursuant to Rule 303A.00 of the

NYSE Listed Company Manual, which means SuccessFactors would be exempt from the requirement that SuccessFactors Board be composed of a majority of “independent directors” and the related rules covering the independence of directors serving on the compensation committee and the board affairs committee of SuccessFactors Board. The controlled company exemption does not modify the independence requirement for the audit committee of SuccessFactors Board. See Section 7—“Possible Effects of the Offer on the Market for the Shares; NYSE Listing and Controlled Company Status; Exchange Act Registration; Margin Regulations.”

What is the Top-Up Option and when could it be exercised?

Pursuant to the terms of the Merger Agreement, SuccessFactors has granted to the Purchaser an option (the “Top-Up Option”), exercisable in whole but not in part, to purchase, at a price per Share equal to the Offer Price, an aggregate number of Shares equal to the lowest number of Shares that, when added to the number of Shares owned by SAP America, the Purchaser or any of SAP America’s wholly-owned subsidiaries at the time of exercise of the Top-Up Option will constitute one Share more than 90% of the outstanding Shares (determined on a Fully Diluted Basis); provided, that the Top-Up Option may not exceed the number of Shares then authorized and unissued and not reserved for issuance under the SuccessFactors benefit plans as of December 3, 2011 (including as authorized and unissued Shares any treasury Shares) (collectively, “Available Shares”) and will not be exercisable if immediately after exercise and issuance of all Available Shares pursuant to the Top-Up Option, the Purchaser would not hold of record at least 90% of the outstanding Shares (assuming the issuance of the Shares in respect of the Top-Up Option). The Top-Up Option may be exercised only on one occasion. The Purchaser may exercise the Top-Up Option at any time after the Purchaser has accepted for payment all Shares validly tendered in the Offer and not properly withdrawn. The Top-Up Option is intended to expedite the timing of the completion of the Merger by effecting the Merger pursuant to Delaware’s “short form” merger statute. Following the Offer, if, assuming the exercise of the Top-Up Option, the Purchaser would not own at least 90% of the outstanding Shares, a SuccessFactors stockholder vote is required to consummate the Merger. In such case, the approval of the Merger at a meeting of SuccessFactors’ stockholders would be assured because of the Purchaser’s ownership of at least a majority of the Shares (calculated on a Fully Diluted Basis in accordance with the Merger Agreement) following completion of the Offer. See Section 11(b)—“The Merger Agreement” and Section 11(h)—“Plans for SuccessFactors.”

If I decide not to tender, how will the Offer affect my Shares?

If you decide not to tender your Shares in the Offer and the Merger occurs, you will subsequently receive the same amount of cash per Share that you would have received had you tendered your Shares in the Offer, without any interest being paid on such amount. Therefore, if the Merger takes place, and you do not validly exercise your appraisal rights under Section 262 of the Delaware General Corporation Law (“Section 262”), the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares. If you do validly exercise your appraisal rights, then you may receive the judicially determined fair value of your Shares in cash. If you decide not to tender your Shares in the Offer and we purchase the tendered Shares, but the Merger does not occur, you will remain a SuccessFactors stockholder. However, there may be so few remaining stockholders and publicly traded Shares that SuccessFactors Common Stock may cease to be eligible to be traded on the NYSE or other securities exchanges and there may not be an active public trading market for the SuccessFactors Common Stock. Also, as described above, SuccessFactors may cease to be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See the “Introduction” to this Offer to Purchase and Section 7—“Possible Effects of the Offer on the Market for the Shares; NYSE Listing and Controlled Company Status; Exchange Act Registration; Margin Regulations.”

What is the market value of my Shares as of a recent date?

The closing price for Shares reported on the NYSE was $26.25 per share on December 2, 2011, the last trading day before we announced the Merger Agreement, and $39.73 per share on December 15, 2011, the last full trading day prior to the commencement of the Offer. Before deciding whether to tender, you should obtain a current market quotation for the Shares.

How will my outstanding options, restricted stock units and/or shares of restricted stock be treated in the Offer and the Merger?

Options to acquire Shares may not be tendered in the Offer. If you wish to tender Shares subject to options, you must first exercise your options (to the extent exercisable) in accordance with their terms in sufficient time to tender the Shares received in the Offer. Under the Merger Agreement, each option to purchase Shares issued under any of the SuccessFactors stock option plans, whether vested or unvested, that is unexpired, unexercised and outstanding as of the Effective Time (as defined below) shall be, by virtue of the occurrence of the Effective Time and without any action on the part of SAP America, the Purchaser, SuccessFactors, the holder of such option or any other person, cancelled and converted into the right to receive from the surviving corporation following the Merger (the “Surviving Corporation”) within 30 days following the Effective Time, an amount in cash, without interest thereon and less any required withholding of taxes, equal to the product of (a) the aggregate number of shares of SuccessFactors Common Stock subject to such option, and (b) the excess, if any, of the Offer Price over the per share exercise price under such option. If the per share exercise price of any such option is equal to or greater than the Offer Price, such option will be cancelled without payment of consideration. See Section 11(b)—“The Merger Agreement” of this Offer to Purchase.

In accordance with the restrictions applicable to shares of restricted stock, shares of restricted stock may not be tendered in the Offer. The payout of the Offer Price that is otherwise payable under the Merger Agreement in exchange for each Share that, immediately prior to the Effective Time, remains subject to SuccessFactors’ right to claim the return of such share under the terms of any SuccessFactors restricted stock units (including performance restricted stock units) issued under any of the SuccessFactors stock option plans or each outstanding share of SuccessFactors Common Stock that is subject to forfeiture or repurchase by SuccessFactors will be paid by SAP America in a lump sum payment in cash, without interest thereon and less any required withholding of taxes, on the date upon which such restricted stock units or shares of restricted stock would have vested under the applicable restricted stock award (provided that if the vesting terms and conditions are not satisfied and vesting ceases to continue at any point after the effective time of the Merger, no such payment will be made with respect to such restricted stock units or shares of restricted stock). The Merger Agreement provides that all amounts payable with respect to restricted stock units or shares of restricted stock will be paid without interest. Notwithstanding the foregoing, each restricted stock unit or share of restricted stock held by a non-employee director of SuccessFactors that is outstanding as of the Effective Time will be cancelled in exchange for a payment by the Surviving Corporation in respect of each such restricted stock unit or share of restricted stock in an amount equal to the Offer Price, to be paid by the Surviving Corporation in a lump sum payment in cash as soon as practicable (but in no event later than 30 days) following the Effective Time. See Section 11(b)—“The Merger Agreement” of this Offer to Purchase.

What are the material United States federal income tax consequences of tendering my Shares?

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a SuccessFactors stockholder that sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such stockholder’s tax basis in the Shares sold or exchanged. A summary of the material U.S.

federal income tax consequences of the Offer and the Merger is included in Section 5—“Material U.S. Federal Income Tax Consequences.” SuccessFactors stockholders should consult their tax advisors about the tax consequences (including the application and effect of any state, local or foreign income and other tax laws) of participating in the Offer and the Merger in light of their particular circumstances.

Will I have the right to have my Shares appraised?

Appraisal rights are not available during the time the Offer remains open, and stockholders of SuccessFactors who tender Shares in the Offer will not have appraisal rights in connection with the Merger. If the Merger is consummated, however, each stockholder of SuccessFactors whose Shares have not been purchased by the Purchaser pursuant to the Offer, and who has neither voted in favor of the adoption of the Merger Agreement nor consented to the Merger in writing, and who otherwise complies with the applicable statutory procedures under Section 262, will be entitled to receive an appraisal by the Delaware Court of Chancery of the fair value of the holder’s Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder. Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares. The value so determined could be higher or lower than the price per Share paid by us pursuant to the Offer. You should be aware that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the Offer and the Merger, are not opinions as to fair value under Section 262.

The foregoing summary of the rights of dissenting stockholders under the Delaware General Corporation Law does not purport to be a complete statement of the procedures to be followed by stockholders of SuccessFactors desiring to exercise any available appraisal rights under Delaware law, and is qualified in its entirety by the full text of Section 262. See Section 11(e)—“Appraisal Rights.”

Who should I call if I have questions about the Offer? Where do I get additional copies of the Offer documents?

You may call Georgeson Inc. at (212) 440-9800 (call collect) or toll-free at (877) 507-1756. Georgeson Inc. is acting as the Information Agent for the Offer. You may also call J.P. Morgan Securities LLC toll-free at (877) 371-5947. J.P. Morgan Securities LLC is acting as the Dealer Manager for the Offer. See the back cover of this Offer to Purchase.

To All Holders of Shares of Common Stock of SuccessFactors, Inc.:

INTRODUCTION

The Offer is being made pursuant to an Agreement and Plan of Merger dated as of December 3, 2011 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among SAP America, Inc., a Delaware corporation (“SAP America”), Saturn Expansion Corporation, a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of SAP America, and SuccessFactors, Inc., a Delaware corporation (“SuccessFactors”). The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser and further provides that following completion of the Offer, upon the terms and subject the conditions of the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware, the Purchaser will merge with and into SuccessFactors (the “Merger”), with SuccessFactors continuing as the surviving corporation and a wholly-owned subsidiary of SAP America.

The SuccessFactors board of directors has duly and unanimously (a) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable and fair to, and in the best interest of SuccessFactors and its stockholders, (b) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (c) recommended that the stockholders of SuccessFactors accept the Offer, tender their Shares to the Purchaser in the Offer and, to the extent stockholder approval is required under applicable law, adopt the Merger Agreement.

Tendering stockholders of SuccessFactors who have Shares registered in their names and who tender directly to American Stock Transfer and Trust Company, the Depositary for the Offer, will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult with such institution as to whether it charges any service fees or commissions. However, if a stockholder of SuccessFactors does not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal or otherwise establish an exemption, he or she may be subject to a required backup United States federal income tax withholding (currently at a rate of 28%) of the gross proceeds payable to such stockholder. All stockholders of SuccessFactors surrendering Shares pursuant to the Offer or the Merger that are U.S. persons should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information and certifications necessary to avoid backup withholding unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary. Certain stockholders of SuccessFactors (including, among others, all corporations and certain foreign individuals and foreign entities) may not be subject to backup withholding at a rate of 28%. Stockholders of SuccessFactors that are foreign persons should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. Such stockholders should consult a tax advisor to determine which Form W-8 is appropriate. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.” SAP America will pay all charges and expenses of the Depositary, J.P. Morgan Securities LLC, the Dealer Manager, and Georgeson Inc., the Information Agent, incurred in connection with the Offer. See Section 16—“Fees and Expenses.”

The Offer is conditioned upon there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of shares of SuccessFactors common stock, par value $0.001 per share (the “Shares”), that, considered together with the Shares, if any, directly or indirectly owned by SAP America or the Purchaser represents (a) at least a majority of the Shares then outstanding (determined on a Fully Diluted Basis, as defined below) and (b) no less than a majority of the voting power of the shares of capital stock of SuccessFactors then outstanding (determined on a Fully Diluted

Basis) and entitled to vote upon the adoption of the Merger Agreement on the date Shares are accepted for payment. The Offer is also subject to the satisfaction of additional conditions set forth in this Offer to Purchase including (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) the receipt of any approval required by and/or the expiration of each mandatory waiting period under the antitrust, competition or similar laws of the Federal Republic of Germany, the Republic of Austria, Ireland and the Republic of Colombia, (iii) the clearance of the European Commission, if the transactions contemplated by the Merger Agreement are referred to the European Commission pursuant to Article 22 of the EC Merger Regulation, and (iv) the receipt of notice from the Committee on Foreign Investment in the United States that it has concluded its review of the transactions contemplated by the Merger Agreement and has determined not to conduct an investigation, or if an investigation is deemed to be required, notification that the U.S. government will not take action to suspend or prevent the consummation of the transactions contemplated by the Merger Agreement. See Section 14—“Conditions of the Offer” of this Offer to Purchase. There is no financing condition to the Offer.

SuccessFactors has informed the Purchaser that, as of the close of business on December 1, 2011, it had 84,801,782 Shares outstanding on a Fully Diluted Basis (of which zero Shares were held in treasury by SuccessFactors) and that, at the close of business on December 2, 2011, it had (a) 6,130,344 shares of SuccessFactors Common Stock reserved for issuance pursuant to the exercise of outstanding SuccessFactors options under the SuccessFactors stock option plans, (b) 4,348,423 shares of SuccessFactors Common Stock reserved for issuance pursuant to the vesting of SuccessFactors restricted stock units (other than performance restricted stock units) under the SuccessFactors stock option plans and (c) up to 199,998 shares of SuccessFactors Common Stock reserved for issuance pursuant to the vesting of SuccessFactors performance restricted stock units under the SuccessFactors stock option plans. None of SAP AG, SAP America, the Purchaser or any of their respective affiliates beneficially own any Shares. As a result, assuming that no Shares were issued after December 1, 2011 and no options to acquire Shares or any other rights to acquire Shares (including restricted stock units) were issued after December 2, 2011, the Minimum Condition will be satisfied if at least 47,740,274 Shares, which represent approximately 50% of the outstanding Shares (determined on a Fully Diluted Basis), are validly tendered and not properly withdrawn prior to the expiration of the Offer. The actual number of Shares required to be validly tendered and not properly withdrawn to satisfy the Minimum Condition will depend upon the actual number of outstanding voting securities (determined on a Fully Diluted Basis) of SuccessFactors on the date that the Purchaser accepts Shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will purchase all Shares validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase on or prior to the expiration of the Offer. The Offer will expire at 5:00 p.m., New York City time, on Wednesday, January 18, 2012, unless the Purchaser determines to, or is required to, extend the period of time for which the initial offering period of the Offer is open. See Section 1—“Terms of the Offer” for a description of the Purchaser’s rights and obligations with respect to extensions of the Offer. Following the Purchaser’s acceptance and payment for Shares tendered in the Offer, the Purchaser may, in order to enable it to acquire 90% of the Shares then outstanding, provide for a subsequent offering period (and one or more extensions thereof) of three to 20 business days as provided in Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during which stockholders of SuccessFactors may tender, but not withdraw, their Shares and receive the Offer Price. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Pursuant to the terms of the Merger Agreement, SuccessFactors has granted to the Purchaser an option (the “Top-Up Option”), exercisable in whole but not in part, to purchase, at a price per Share equal to the Offer Price, an aggregate number of Shares equal to the lowest number of Shares that, when added to the number of Shares owned by SAP America, the Purchaser or any of SAP America’s wholly-owned subsidiaries at the time of exercise of the Top-Up Option will constitute one Share more than 90% of the outstanding Shares (determined on a Fully Diluted Basis); provided, that the Top-Up Option may not exceed the number of Shares then authorized and unissued and not reserved for issuance under the SuccessFactors benefit plans as of December 3, 2011 (including as authorized and unissued Shares any treasury Shares) (collectively “Available Shares”) and will not be exercisable if immediately after exercise and issuance of all Available Shares pursuant to the Top-Up Option, the Purchaser would not hold of record at least 90% of the outstanding Shares (assuming the issuance of the Shares in respect of the Top-Up Option). The Top-Up Option may be exercised only on one occasion. The Purchaser may exercise the Top-Up Option at any time after the Purchaser has accepted for payment all Shares validly tendered in the Offer and not properly withdrawn. The Top-Up Option is intended to expedite the timing of the completion of the Merger by effecting the Merger pursuant to Delaware’s “short form” merger statute. Following the Offer, if, assuming the exercise of the Top-Up Option, the Purchaser would not own at least 90% of the outstanding Shares, a SuccessFactors stockholder vote is required to consummate the Merger. In such case, the approval of the Merger at a meeting of SuccessFactors’ stockholders would be assured because of the Purchaser’s ownership of at least a majority of the Shares (calculated on a Fully Diluted Basis in accordance with the Merger Agreement) following completion of the Offer. See Section 11(b)—“The Merger Agreement” and Section 11(h)—“Plans for SuccessFactors.”

Following the completion of the Offer, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the DGCL, the Purchaser will merge with and into SuccessFactors, with SuccessFactors continuing as the Surviving Corporation. Pursuant to the Merger Agreement, at the effective time of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares that are held by SuccessFactors, SAP America or any of their wholly-owned subsidiaries or Shares held by stockholders who properly exercise appraisal rights under the DGCL) will, by virtue of the Merger and without any action on the part of the holders of the Shares, be converted into the right to receive $40.00 net to the holder in cash, or any higher price paid per Share in the Offer, without interest and less any required withholding of taxes (the “Merger Consideration”). Section 11(b) of this Offer to Purchase contains a more detailed description of the Merger Agreement. Section 5 of this Offer to Purchase describes the material United States federal income tax consequences of the sale of Shares in the Offer (including any subsequent offering period) and the Merger.

Approval of the Merger requires the affirmative vote of holders of a majority of the outstanding Shares, unless the Merger is consummated as a short-form merger in accordance with Section 253(a) of the DGCL as described below. As a result, if the Minimum Condition is satisfied and the other conditions to the Offer are satisfied or waived by us and the Offer is completed, the Purchaser will own a sufficient number of Shares to ensure that the Merger will be approved by the stockholders of SuccessFactors. See Section 11—“Purpose of the Offer; the Merger Agreement; the Mutual Non-Disclosure Agreement; the Exclusivity Agreement; Statutory Requirements; Appraisal Rights; “Going Private” Transactions; Plans for SuccessFactors; Recent Developments Relating to SuccessFactors.”

Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of stock of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation. Upon the terms and subject to the conditions of the Merger Agreement, in the event that the Purchaser acquires at least 90% of the then-outstanding Shares pursuant to the Offer, the parties have agreed to take all reasonably necessary and appropriate action to cause the Merger to become effective as promptly as practicable without a meeting of the stockholders of SuccessFactors in accordance with Section 253 of the DGCL. See Section 11(b)—“The Merger Agreement.”

This Offer to Purchase and the related Letter of Transmittal contain important information that stockholders of SuccessFactors should read carefully before making any decision with respect to the Offer.

THE TENDER OFFER

1.	Terms of the Offer

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will purchase all Shares validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase, on or prior to the Expiration Time. The “Expiration Time” is 5.00 p.m., New York City time, on Wednesday, January 18, 2012, unless the Purchaser determines or is required to extend the period of time for which the initial offering period of the Offer is open, in which case the Expiration Time will be the time and date at which the initial offering period of the Offer, as so extended, will expire.

The Merger Agreement provides that, unless the Merger Agreement is terminated, the Purchaser will extend the Offer for successive periods of up to 20 business days (and in increments of at least five business days) if, at the then-scheduled Expiration Time, any of the conditions to the Offer set forth in Section 14—“Conditions of the Offer” of this Offer to Purchase have not been satisfied or, to the extent permitted, waived by SAP America or the Purchaser. The Merger Agreement provides that the Purchaser will (and SAP America will cause the Purchaser to) also extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer. To the extent requested in writing by SuccessFactors prior to any then-scheduled expiration date of the Offer, the Purchaser will if the Antitrust Condition has not been satisfied or the CFIUS Approval has not been obtained on such then-scheduled expiration date (and have not been waived by the Purchaser), and provided that it is reasonably expected that the Antitrust Condition will be satisfied and/or the CFIUS Approval will be obtained, as applicable, on or prior to the Outside Date (as defined below), extend the Offer on one or more occasions, in consecutive increments of up to 10 business days (and in increments of at least five business days) until such time as the Antitrust Condition is satisfied and/or the CFIUS Approval has been obtained, as applicable.

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the Antitrust Condition and the receipt of CFIUS Approval. Consummation of the Offer is also conditioned upon the satisfaction or waiver of other conditions set forth in Section 14—“Conditions of the Offer” of this Offer to Purchase.

In the event that the Purchaser waives any condition set forth in Section 14—“Conditions of the Offer” of this Offer to Purchase, the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to stockholders of SuccessFactors, require that the Offer remain open for an additional period of time and that SAP America and the Purchaser disseminate information concerning such waiver. The Purchaser acknowledges that Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

Following the Purchaser’s acceptance and payment for Shares tendered in the Offer, the Purchaser may, in order to enable it to acquire 90% of the Shares then outstanding, provide for a subsequent offering period (and one or more extensions thereof) of three to 20 business days as provided in Rule 14d-11 under the Exchange Act. A subsequent offering period, if one is provided, will allow stockholders of SuccessFactors to tender Shares after the Expiration Time and receive the same consideration that was paid in the Offer. In a subsequent offering period, if one is provided, Shares may be tendered in the Offer (except that Shares tendered may not be withdrawn) and the Purchaser will immediately accept and promptly pay for Shares as they are tendered. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, withdrawal rights do not apply to Shares tendered during a subsequent offering period. In the event that the Purchaser elects to provide a subsequent offering period, it will provide an announcement to that effect along with the results of the Offer to a national news service no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. The Expiration Time for the Offer is currently scheduled for 5.00 p.m., New York City time, on Wednesday, January 18, 2012.

SAP America and the Purchaser reserve the right, in accordance with applicable rules and regulations of the SEC and with the Merger Agreement, to increase the Offer Price, waive any condition to the Offer (except the Minimum Condition) or make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise contemplated by the Merger Agreement or previously approved by SuccessFactors in writing, the Purchaser is not permitted to:

•	decrease the Offer Price;

•	change the form of consideration payable in the Offer;

•	reduce the maximum number of Shares to be purchased in the Offer;

•	amend or waive the Minimum Condition;

•	amend or modify any of the other conditions and requirements to the Offer in a manner materially adverse to the holders of Shares;

•	impose conditions to the Offer in addition to those set forth in Section 14—“Conditions of the Offer” of this Offer to Purchase; or

•	extend the Offer except as permitted or required by the Merger Agreement.

If, prior to the Expiration Time, the Purchaser increases the Offer Price offered to stockholders of SuccessFactors in the Offer, the Purchaser will pay the increased price to all stockholders of SuccessFactors from whom the Purchaser purchases Shares in the Offer, whether or not Shares were tendered before the increase in price. As of the date of this Offer to Purchase, the Purchaser has no intention to increase the Offer Price.

The rights the Purchaser reserves in the preceding paragraph are in addition to its rights pursuant to Section 14—“Conditions of the Offer” of this Offer to Purchase. Any extension, waiver or amendment of the Offer, delay in acceptance for payment or payment, or termination of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement, in the case of an extension, to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of material changes), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to a national news service. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s Shares.

If the Purchaser makes a material change in the terms of the Offer, or if the Purchaser waives a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law and the applicable regulations of the SEC. The minimum period during which the Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC’s view, a tender offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten business day period from the date of the change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Time, the Purchaser decreases the number of Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to stockholders of SuccessFactors, the Purchaser will extend the Offer at least until the expiration of that ten business day period. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

SuccessFactors has provided SAP America and the Purchaser with its stockholder lists and security position listings for the purpose of disseminating the Offer to stockholders of SuccessFactors. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, commercial banks, trust companies or other nominees whose names appear on the security holder lists or, if applicable, that are listed as participants in a clearing agency’s security position listing, for forwarding to beneficial owners of Shares.

2.	Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including, if the Purchaser extends or amends the Offer, the terms and conditions of the Offer as so extended or amended) and the applicable rules and regulations of the SEC, promptly after the Expiration Time, the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not properly withdrawn (as permitted by Section 4—“Withdrawal Rights” of this Offer to Purchase) prior to the Expiration Time. If the Purchaser includes a subsequent offering period, the Purchaser will immediately accept and promptly pay for all Shares that are validly tendered pursuant to the Offer during the subsequent offering period. For information with respect to approvals that SAP America and the Purchaser are or may be required to obtain prior to the completion of the Offer, including under the HSR Act, the antitrust, competition or similar laws of the Federal Republic of Germany, the Republic of Austria, Ireland and the Republic of Colombia, the EC Merger Regulation, Section 721 of Title VII of the Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 and by the Foreign Investment and National Security Act of 2007 (“Exon-Florio”) and other laws and regulations, see Section 15—“Legal Matters; Required Regulatory Approvals.”

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate consideration for the Shares with the Depositary, which will act as agent for the purpose of receiving payments from the Purchaser and transmitting such payments to stockholders of SuccessFactors whose Shares have been accepted for payment. If the Offer is terminated by the Purchaser, or the Merger Agreement is terminated prior to the purchase of Shares in the Offer, the Purchaser shall promptly return, and shall cause the Depositary to return, in accordance with applicable Law (including Rule 14e-1(c) under the

Exchange Act, which requires that the Purchaser pay the consideration offered or to return Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer), all tendered Shares that have not then been purchased in the Offer to the relevant registered stockholders.

Under no circumstances will the Purchaser pay interest on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

In all cases, the Purchaser will pay for Shares purchased pursuant to the Offer only after timely receipt by the Depositary of: (a) certificates representing tendered Shares (“Certificates”) or timely confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “DTC”) pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase; (b) a Letter of Transmittal (or facsimile thereof, which is permitted solely in the case of book-entry transfer), duly executed and in proper form with respect to such Certificates, with any required signature guarantees or an Agent’s Message (as defined below) in connection with a book-entry transfer; and (c) any other documents required by the Letter of Transmittal.

The term “Agent’s Message” means a message transmitted by the DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which message states that the DTC has received an express acknowledgment from the participant in the DTC tendering the Shares that are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce that agreement against the participant.

If the Purchaser does not purchase any tendered Shares pursuant to the Offer for any reason or if you submit Certificates representing more Shares than are tendered, the Purchaser will return Certificates representing unpurchased or untendered Shares (or, in the case of Shares delivered by Book-Entry Confirmation of a transfer into the Depositary’s account at the DTC pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase, Shares will be credited to an account maintained within the DTC), without expense to you, as promptly as practicable following the expiration, termination or withdrawal of the Offer.

3.	Procedures for Accepting the Offer and Tendering Shares

Valid Tender of Shares.  Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a facsimile thereof, which is permitted solely in the case of book-entry transfer), duly executed and in proper form with respect to such Certificates together with any required signature guarantees, or an Agent’s Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Time, and either (a) you must deliver Certificates representing tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive Book-Entry Confirmation, in each case, on or prior to the Expiration Time, or (b) you must comply with the guaranteed delivery procedures set forth below.

The method of delivery of Certificates, the Letter of Transmittal and all other required documents, including delivery through the DTC, is at your option and sole risk, and delivery will be considered made only when the Depositary actually receives the Certificates, the Letter of Transmittal and all other required documents. If delivery is by mail, registered mail with return receipt requested, properly insured, is encouraged and strongly recommended. In all cases, you should allow sufficient time to ensure timely delivery prior to the Expiration Time.

Book-Entry Transfer.  The Depositary will make a request to establish an account with respect to the Shares at the DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the DTC may make book-entry delivery of Shares by causing the DTC to transfer the Shares into the Depositary’s account at the DTC in accordance with the DTC’s procedures. Although Shares may be delivered through Book-Entry Confirmation of a transfer into the Depositary’s account at the DTC, the Depositary must receive the Letter of Transmittal (or a facsimile thereof, which is permitted solely in the case of book-entry transfer), duly executed and in proper form, with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase at or before the Expiration Time, or you must comply with the guaranteed delivery procedures set forth below. Delivery of documents to the DTC in accordance with the DTC’s procedures does not constitute delivery to the Depositary.

For Shares to be validly tendered during a subsequent offering period, if any, you must comply with the foregoing procedures, except that required documents and Certificates must be received during the subsequent offering period.

The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that you have full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. The Purchaser’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the Purchaser and you upon the terms and subject to the conditions of the Offer.

Signature Guarantees.  A bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution” and collectively, “Eligible Institutions”) must guarantee signatures on all Letters of Transmittal, unless the Shares tendered are tendered (a) by a registered holder of Shares that has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” in the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

If Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered Certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the Certificates, with the signatures on such Certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

If Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each delivery of Certificates.

Guaranteed Delivery.  If you want to tender Shares in the Offer and your Certificates are not immediately available or time will not permit all required documents to reach the Depositary at or before the Expiration Time or the procedures for book-entry transfer cannot be completed at or before the Expiration Time, your Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

•	your tender is made by or through an Eligible Institution;

•

the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery at or before the Expiration Time, substantially in the form made available by the Purchaser; and

•

the Depositary receives Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or a facsimile of the Letter of Transmittal, which is permitted solely in the case of book-entry transfer), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message) and any other documents required by the Letter of Transmittal within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

Delivery of the Notice of Guaranteed Delivery may be made by mail or facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Notwithstanding any other provision of the Offer, the Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (a) Certificates representing such Shares, or Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at the DTC, (b) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders of SuccessFactors at the same time, and will depend upon when the Depositary receives Certificates or Book-Entry Confirmation that Shares have been transferred into the Depositary’s account at the DTC.

Backup United States Federal Income Tax Withholding.  Under United States federal income tax law, SAP America, the Purchaser, SuccessFactors in its continuing state as the surviving corporation of the Merger and the Depositary may be required to withhold and remit to the U.S. Internal Revenue Service (the “IRS”) 28% of the amount of any payments made pursuant to the Offer or the Merger. To avoid backup withholding, unless an exemption applies and is adequately established, a stockholder of SuccessFactors that is a U.S. person (as defined for United States federal income tax purposes) must provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) and certify under penalties of perjury that the TIN is correct and that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. If a stockholder of SuccessFactors does not provide (a) its correct TIN and fails to provide the certifications described above or (b) an otherwise adequate basis of exemption, the IRS may impose a penalty on such stockholder and any payment made to such stockholder pursuant to the Offer or the Merger may be subject to backup withholding. All stockholders of SuccessFactors surrendering Shares pursuant to the Offer or the Merger that are U.S. persons should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain stockholders of SuccessFactors (including, among others, all corporations and certain foreign individuals and foreign entities) may not be subject to backup withholding at a rate of 28%. Stockholders of SuccessFactors that are foreign persons should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. Such stockholders should consult a tax advisor to determine which Form W-8 is appropriate. See Instruction 11 of the Letter of Transmittal. To avoid possible erroneous backup withholding, exempt U.S. stockholders of SuccessFactors, while not required to file the Substitute Form W-9, should complete and return the Substitute Form W-9 (checking the “Exempt from backup withholding” box on its face).

Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules from payments made to a stockholder of SuccessFactors may be refunded or credited against such stockholder’s United States federal income tax liability, if any, provided that the required information is furnished to the IRS.

Appointment as Proxy.  By executing the Letter of Transmittal, you irrevocably appoint the Purchaser’s designees, and each of them, as your agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to Shares that you tender and that the Purchaser accepts for payment and with respect to any and all other Shares and other securities or rights issued or issuable in respect of those Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when the Purchaser accepts your Shares for payment in accordance with the terms of the Offer. Upon acceptance for payment, all other powers of attorney and proxies given by you with respect to your Shares and other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by you (and, if given, will not be deemed effective). The Purchaser’s designees will, with respect to the Shares and other securities and rights for which the appointment is effective, be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual or special meeting of stockholders of SuccessFactors, or any adjournment or postponement thereof, or by consent in lieu of any such meeting of stockholders of SuccessFactors or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, the Purchaser or its designee must be able to exercise full voting rights with respect to Shares and other securities, including voting at any meeting of stockholders of SuccessFactors.

Determination of Validity.  All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion. The Purchaser reserves the absolute right, subject to the terms of the Merger Agreement and applicable law, to reject any or all tenders determined by the Purchaser not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser’s counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer, except the Minimum Condition (which waiver requires SuccessFactors’ prior written consent) or any defect or irregularity in any tender of Shares of any particular stockholder of SuccessFactors, whether or not similar defects or irregularities are waived in the case of other stockholders of SuccessFactors. All questions as to the interpretation of the terms and conditions of the Offer will be determined by the Purchaser, in its sole discretion. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by the Purchaser. None of SAP America, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Dealer Manager, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

4.	Withdrawal Rights

You may withdraw Shares that you have previously tendered in the Offer at any time prior to the Expiration Time (including any extension of such time). Thereafter, tenders of Shares are irrevocable. If not accepted for payment by the Purchaser as provided in this Offer to Purchase prior to February 13, 2012, you may also withdraw such Shares at any time after February 13, 2012. In the event we provide a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during such subsequent offering period or to Shares tendered in the Offer and accepted for payment prior to the commencement of such subsequent offering period.

If, for any reason, acceptance for payment of any Shares tendered in the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Shares tendered in the Offer, then, without prejudice to the Purchaser’s rights set forth in this Offer to Purchase, the Depositary may, nevertheless, on the Purchaser’s behalf, retain Shares that you have tendered, and you may not withdraw your Shares, except to the extent that you are entitled to and properly exercise withdrawal rights as described in this Section 4—“Withdrawal Rights.” Any such delay will be by an extension of the Offer to the extent required by applicable law and the rules and regulations of the SEC.

In order for your withdrawal of Shares to be proper and effective, you must timely deliver a written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses or fax numbers set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify your name, the number of Shares that you want to withdraw, and (if Certificates have been tendered) the name of the registered holder of Shares as shown on the Certificate, if different from your name. If Certificates for the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of Certificates, you must submit to the Depositary the serial numbers shown on the particular Certificates evidencing Shares to be withdrawn and an Eligible Institution must guarantee the signatures on the notice of withdrawal, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase, the notice of withdrawal must specify the name and number of the account at the DTC to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion. None of SAP AG, SAP America, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Dealer Manager, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

You may not rescind a withdrawal of Shares. Any Shares that you properly withdraw will be considered not to have been validly tendered for purposes of the Offer, but you may tender your Shares again at any time before the Expiration Time by following any of the procedures described in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase.

5.	Material United States Federal Income Tax Consequences

The following is a summary of certain U.S. federal income tax consequences of the Offer and Exchange to U.S. Holders (as defined below) whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on the U.S. Internal Revenue Code of 1986 (the “Code”), final, temporary and proposed U.S. Treasury regulations, administrative and judicial interpretations, all of which are subject to change, possibly with retroactive effect.

This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to stockholders in light of their particular circumstances, such as investors subject to special tax rules (including, without limitation: (i) financial institutions; (ii) insurance companies; (iii) dealers or traders in stocks, securities, or currencies or notional principal contracts; (iv) regulated investment companies; (v) real estate investment trusts; (vi) tax-exempt organizations; (vii) partnerships, other pass-through entities, or persons that hold Shares through pass-through entities; (viii) holders that are not U.S. Holders; (ix) investors that hold Shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes; (x) investors that have a functional currency other than the U.S. dollar and (xi) U.S. expatriates and former long-term residents of the United States), all of whom may be subject to tax rules that differ significantly from those summarized below. This summary does not address tax consequences applicable to holders of equity interests in a holder of the Shares, U.S. federal estate, gift or alternative minimum tax considerations, or non-U.S., state or local tax considerations. This summary only addresses investors that hold the Shares as capital assets within the meaning of Section 1221 of the Code.

For the purposes of this summary, a “U.S. Holder” is a beneficial owner of Shares that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation created in, or organized under the laws of, the United States or any state thereof, including the District of Columbia, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source or (iv) a trust the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

U.S. Holders are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws discussed below to their particular situations, as well as any other tax consequences arising under the U.S. federal tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received for the Shares and the stockholder’s adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same price per share in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Long-term capital gains recognized by a non-corporate U.S. Holder upon a disposition of a Share generally will be eligible for reduced U.S. federal income tax rates. Certain limitations apply to the use of a U.S. Holder’s capital losses.

In general, U.S. Holders who exercise appraisal rights will also recognize gain or loss. Any holder considering exercising statutory appraisal rights should consult their own tax advisor.

A U.S. Holder may be subject to backup withholding at the applicable rate (currently 28%) on cash payments made pursuant to the Offer or Merger if such U.S. Holder fails (i) to furnish the U.S. Internal Revenue Service (“IRS”) with its taxpayer identification number, (ii) to certify that it is not subject to backup withholding or (iii) to otherwise comply with the applicable requirements of the backup withholding rules. Certain U.S. Holders are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowable as a refund or credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

6.	Price Range of the Shares; Dividends

The Shares are traded on the NYSE, Paris Euronext and the Frankfurt Stock Exchange under the symbol “SFSF.” The following table sets forth, for the periods indicated, the high and low closing prices per Share on the NYSE as reported by published financial sources:

	High	Low

Fiscal 2009

First Quarter	$8.00	$4.92

Second Quarter	10.50	7.15

Third Quarter	14.63	8.27

Fourth Quarter	17.49	13.61

Fiscal 2010

First Quarter	$20.93	$15.07

Second Quarter	23.68	18.51

Third Quarter	26.51	19.12

Fourth Quarter	31.75	24.33

Fiscal 2011

First Quarter	$39.43	$27.79

Second Quarter	40.44	26.63

Third Quarter (through September 30, 2011)	31.00	19.46

SuccessFactors has never paid cash dividends on the Shares. Under the terms of the Merger Agreement, SuccessFactors is not, without the written consent of SAP America, permitted to declare, set aside, make or pay dividends or other distributions (whether payable in cash, stock property or a combination thereof) with respect to the Shares (other than dividends paid by a wholly-owned subsidiary of SuccessFactors to SuccessFactors or another wholly-owned subsidiary of SuccessFactors in the ordinary course of business consistent with past practice) or enter into any agreement with respect to the voting or registration of the Shares.

On December 2, 2011, the last full day of trading prior to the announcement of the execution of the Merger Agreement, the reported closing price on the NYSE for the Shares was $26.25 per Share. On December 15, 2011, the last full day of trading prior to the commencement of the Offer, the reported closing price on the NYSE for the Shares was $39.73 per Share. Stockholders of SuccessFactors are urged to obtain current market quotations for the Shares.

7.	Possible Effects of the Offer on the Market for the Shares; NYSE Listing and Controlled Company Status; Exchange Act Registration; Margin Regulations

Possible Effects of the Offer on the Market for the Shares.  The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly, will adversely affect the liquidity of and could adversely affect the market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer also can be expected to reduce the number of holders of Shares. SAP America and the Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

NYSE Listing and Controlled Company Status.  Depending on the number of Shares purchased pursuant to the Offer, the Shares may cease to meet the published guidelines for continued listing on the NYSE as well as for cross-listing on Paris Euronext and/or the Frankfurt Stock Exchange. According to the published NYSE guidelines, the NYSE would consider delisting the Shares if, among other things:

(i)	the total number of holders of Shares fell below 400;

(ii)	the total number of holders of Shares fell below 1,200 and the average monthly trading volume over the most recent 12 months was less than 100,000 Shares;

(iii)	the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more) fell below 600,000;

(iv)	SuccessFactors’ average global market capitalization over a consecutive 30-trading-day period was less than $25 million; or

(v)	the average closing price per share was less than $1.00 over a consecutive 30-trading-day period.

If, as a result of the purchase of Shares in the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

If the NYSE were to delist the Shares, it is possible that the Shares would cease to trade on Paris Euronext or the Frankfurt Stock Exchange or another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market for the Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the publicly held Shares at the time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. Among other things, the Shares may no longer be eligible for cross-listing on Paris Euronext and the Frankfurt Stock Exchange. Trading in Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

After the completion of the Offer, SuccessFactors will be eligible to elect “controlled company” status pursuant to Rule 303A.00 of the NYSE Listed Company Manual. Upon making an election to be a “controlled company,” SuccessFactors would be exempt from the requirement that the SuccessFactors Board be composed of a majority of “independent directors” and the related rules covering the independence of directors serving on the compensation committee and the board affairs committee of the SuccessFactors Board. The controlled company exemption does not modify the independence requirements for SuccessFactors’ audit committee. We expect SuccessFactors to elect “controlled company” status following completion of the Offer.

Exchange Act Registration.  The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by SuccessFactors to the SEC if the Shares are not listed on a “national securities exchange” and there are fewer than 300 record holders of Shares. According to SuccessFactors’ Annual Report on Form 10-K for the fiscal year ended December 31, 2010, there were approximately 61 holders of record of Shares as of February 28, 2011 (although SuccessFactors notes in its 10-K that it believes there are more beneficial owners). Termination of registration of the Shares under the Exchange Act would substantially reduce the information that SuccessFactors is required to furnish to the stockholders of SuccessFactors and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and the requirements of furnishing a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement of an annual report, no longer applicable to SuccessFactors. If the Shares cease to be registered under the Exchange Act, the requirements of Rule 13e-3 promulgated under the Exchange Act with respect to “going private” transactions would no longer be applicable to SuccessFactors. In addition, the ability of “affiliates” of SuccessFactors and persons holding “restricted securities” of SuccessFactors to dispose of the securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would cease to be “margin securities” or eligible for listing on the NYSE. SAP America and the Purchaser believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it is the Purchaser’s intention to cause SuccessFactors to make an application for termination for the registration of the Shares as soon as possible after the successful completion of the Offer if the Shares are then eligible for termination.

If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on the NYSE (unless delisted as set forth above in “—NYSE Listed and Controlled Company Status”) will be terminated following the completion of the Merger.

Margin Regulations.  The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities (“Purpose Loans”). Depending upon factors, such as the number of record holders of Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute “margin securities” for purposes of the Federal Reserve Board’s margin regulations, and, therefore, could no longer be used as collateral for Purpose Loans made by brokers.

8.	Certain Information Concerning SuccessFactors

General.  Except as otherwise set forth herein, the information concerning SuccessFactors contained in this Offer to Purchase has been furnished by SuccessFactors or taken from or based upon publicly available documents and records on file with the SEC and other public sources. None of SAP AG, SAP America, the Purchaser, or any of their respective affiliates or the Dealer Manager, Information Agent or Depositary assumes any responsibility for the accuracy of the information concerning SuccessFactors contained in such documents and records or for any failure by SuccessFactors to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to SAP AG, SAP America, the Purchaser, or any of their respective affiliates, the Dealer Manager, the Information Agent or the Depositary. The following description of SuccessFactors and its business has been taken from SuccessFactors’ Annual Report on Form 10-K for the annual period ended December 31, 2010, and is qualified in its entirety by reference thereto.

SuccessFactors is a Delaware corporation with its principal executive offices located at 1500 Fashion Island Blvd., Suite 300, San Mateo, California 94404. SuccessFactors’ telephone number is (650) 645 2000.

SuccessFactors is a provider of cloud-based Business Execution (BizX) software solutions to organizations of all sizes, with more than 8 million users across multiple industries and geographies. SuccessFactors was founded and incorporated in Delaware on May 23, 2001.

Certain SuccessFactors Projections.  In connection with SAP America’s due diligence review, SuccessFactors provided to SAP America certain non-public, unaudited, stand-alone, summary projected financial information characterized as “SuccessFactors High Growth Plan” for fiscal years 2011 through 2015 (the “Projections”). The Projections were described as one of several different growth plans prepared by SuccessFactors’ management and were each of which prepared solely for SuccessFactors’ internal use and not with a view toward public disclosure. SuccessFactors informed SAP America (both orally and in writing) that the Projections reflect highly optimistic estimates and assumptions.

The Projections were not prepared with a view toward compliance with published guidelines of the SEC regarding projections and the use of measures other than those required by generally accepted accounting principles as applied in the United States (“GAAP”), the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections or financial forecasts, or generally accepted accounting principles. Neither SuccessFactors’ independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the Projections.

The Projections, while presented with numerical specificity, were based on numerous estimates, variables and assumptions, including, but not limited to, those relating to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to SuccessFactors’ business, all of which are difficult to predict and many of which are beyond SuccessFactors’ control. The Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Furthermore, the Projections are one of several different growth plans prepared by management of SuccessFactors and were characterized as having a lower likelihood of achievement than the other growth plans prepared by management of SuccessFactors that were referred to as “Management Target Scenario” and “Management Commit Scenario”. SAP America requested, but did not receive, growth plans that would, in the view of SuccessFactors management, have a higher likelihood of achievement than the Projections. As such, the Projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such Projections, including, but not limited to, SuccessFactors’ performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in SuccessFactors’ reports filed with the SEC. There can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The Projections cover multiple years and such information by its nature becomes less predictive with each successive year. In addition, the Projections will be affected by SuccessFactors’ ability to achieve strategic goals, objectives and targets over the applicable periods. The assumptions upon which the Projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond SuccessFactors’ control. The Projections also reflect assumptions as to certain business decisions that are subject to change. Such Projections cannot, therefore, be considered a guaranty or even a reasonably accurate prediction of future operating results, and under no circumstances should this information be relied on as such. The inclusion of this information should not be regarded as an indication that SuccessFactors, SAP AG, SAP America, the Purchaser, any of their respective advisors or anyone who received this information then considered, or now considers, it predictive of actual future events, and this information should not be relied upon as such. Among other things, SAP AG and SAP America did not elect to include the Projections in the information it provided to the Supervisory Board of SAP AG. None of SuccessFactors, SAP AG, SAP America, the Purchaser, any of their respective affiliates or any other person assumes any responsibility for the validity, reasonableness, accuracy or completeness of the Projections described below. None of SuccessFactors, SAP AG, SAP America, the Purchaser, any of their respective affiliates or representatives intends to, and each of them disclaims any obligation to, update, revise or correct such Projections if they are or become inaccurate (even in the short term).

The Projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the potential acquisition of SuccessFactors by SAP America and the Purchaser pursuant to the Offer and the Merger, or the potential acquisition of Jobs2Web Inc. by SuccessFactors. The internal financial forecasts of SuccessFactors’ management, upon which the Projections were based, are subjective. There can be no assurance that the announcement of the Offer and the Merger will not cause customers of SuccessFactors to delay or cancel purchases of SuccessFactors’ services pending the consummation of the Offer and the Merger or the clarification of SAP AG’s intentions with respect to the conduct of SuccessFactors’ business thereafter. Any such delay or cancellation of customer sales is likely to adversely affect the ability of SuccessFactors to achieve the results reflected in such Projections. Further, the Projections do not take into account the effect of any failure to occur of the Offer or the Merger and should not be viewed as accurate or continuing in that context.

The inclusion of the Projections herein should not be deemed an admission or representation by SuccessFactors, SAP AG, SAP America or the Purchaser that they are viewed by SuccessFactors, SAP AG, SAP America or the Purchaser as material information of SuccessFactors. SuccessFactors has informed SAP America and the Purchaser that it views the Projections as non-material because of the inherent risks and uncertainties associated with such long-range forecasts and the lower level of likelihood of the assumptions underlying the Projections.

The information from the Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding SuccessFactors contained elsewhere in this Offer to Purchase, SuccessFactors’ Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 and SuccessFactors’ public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in SuccessFactors’ projections, stockholders are cautioned not to place undue, if any, reliance on the Projections included in this Statement.

These Projections are not being included in this Offer to Purchase to influence your decision whether to tender your Shares in the Offer or because we believe they are material or because we believe they are a reliable prediction of future results, but are being included simply because they were made available by SuccessFactors to us.

SuccessFactors Projected Financial Information

Summary Financial Projections (dollars in millions)
	FY 2011E	FY 2012E	FY 2013E	FY 2014E	FY 2015E
Revenue	$ 335	$ 478	$ 680	$ 980	$ 1,384
Operating Profit (1)	$ 13	$ 19	$ 37	$ 92	$ 206
Cash Flow from Operations (2)	$ 43	$ 52	$ 84	$ 157	$ 293
Capital Expenditures	$ 10	$ 14	—	—	—

(1)	Operating profit excludes the impact of stock-based compensation expense, the amortization of intangible assets, integration costs, future cash consideration of acquisition and deal related costs, revaluation of contingent consideration or write-downs for fair value accounting related to business combinations, and any unrealized foreign exchange gain/loss or tax benefit resulting from acquisitions or divestitures.
(2)	Cash Flow from Operations refers to net cash flow provided by operating activities.

Available Information.  The Shares are registered under the Exchange Act. Accordingly, SuccessFactors is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You may read and copy such reports, proxy statements or other information at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. SuccessFactors’ SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov.

9.	Certain Information Concerning SAP AG, SAP America and the Purchaser

SAP AG is a stock corporation (Aktiengesellschaft) incorporated under the laws of the Federal Republic of Germany. SAP AG’s principal executive offices are located at Dietmar-Hopp-Allee 16, 69190 Walldorf, Germany. SAP AG’s telephone number is +49-6227-7-47474. SAP AG is one of the leading international providers of business software and, based on market capitalization, is the world’s third-largest independent software manufacturer. SAP AG and its subsidiaries have more than 176,000 customers in over 120 countries and employ more than 54,000 people at locations in more than 50 countries. SAP AG’s principal business is selling licenses for software solutions and related services.

SAP America is a Delaware corporation and an indirectly wholly-owned subsidiary of SAP AG and the principal U.S. operating subsidiary of SAP AG. SAP America’s principal executive offices are located at 3999 West Chester Pike, Newtown Square, PA, 19073, USA and its telephone number is (610) 661-1000. SAP AG began operating in the United States in 1988 through SAP America. SAP America engages in regional operations, administration, marketing, sales, consulting, training, customer support and research and development.

The Purchaser’s principal executive offices are located at 3999 West Chester Pike, Newtown Square, PA, 19073, USA. The Purchaser is a newly-formed Delaware corporation and a wholly-owned subsidiary of SAP America. The Purchaser was formed for the purpose of making the Offer and has not conducted, and does not expect to conduct, any business other than in connection with its organization, the Offer and the Merger.

The name, business address and business telephone number, citizenship, present principal occupation or employment and material occupations, positions, offices or employment held during the past five years of each of the members of the Executive Board and the Supervisory Board and each executive officer of SAP AG and each of the directors and executive officers of SAP America and the Purchaser are set forth in Schedule I to this Offer to Purchase.

None of SAP AG, SAP America, the Purchaser or any associate or majority owned subsidiary of SAP AG, SAP America or the Purchaser, or, to the knowledge of SAP AG, SAP America and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of SuccessFactors. None of SAP AG, SAP America, the Purchaser or any associate or majority owned subsidiary of SAP AG, SAP America or the Purchaser, or, to the knowledge of SAP AG, SAP America and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of any of the persons so listed, has effected any transaction in the Shares or any other equity securities of SuccessFactors during the past 60 days. None of SAP AG, SAP America, the Purchaser or, to the knowledge of SAP AG, SAP America and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of SuccessFactors (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations). Except as described in this Offer to Purchase, since December 3, 2011, there have been no transactions that would require reporting under the rules and regulations of the SEC between SAP AG, SAP America, the Purchaser or any of their respective subsidiaries or, to the knowledge of SAP AG, SAP America and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and SuccessFactors or any of its executive officers, directors or affiliates, on the other hand. Except as described in this Offer to Purchase, since December 3, 2011, there have been no contacts, negotiations or transactions between SAP AG, SAP America, the Purchaser or any of their respective subsidiaries or, to the knowledge of SAP AG, SAP America and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and SuccessFactors or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

None of the persons listed in Schedule I to this Offer to Purchase has, to the knowledge of SAP AG, SAP America or the Purchaser, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I to this Offer to Purchase has, to the knowledge of SAP AG, SAP America or the Purchaser, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, United States federal or state securities laws, or a finding of any violation of United States federal or state securities laws.

Available Information.  Pursuant to Rule 14d-3 under the Exchange Act, SAP AG, SAP America and the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. In addition, SAP AG is subject to the information reporting requirements of the Exchange Act applicable to foreign private issues and, in accordance therewith, is required to file periodic reports and other information with the SEC. You may read and copy the Schedule TO and the exhibits thereto, and such reports or other information at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. SAP AG’s SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov.

Neither the Purchaser nor SAP America is subject to the informational filing requirements of the Exchange Act and, consequently, neither is required to file periodic reports, proxy statements and other information with the SEC relating to its business or financial condition.

10.	Background of the Offer; Past Contacts or Negotiations with SuccessFactors

On an ongoing basis SAP AG evaluates alternatives for achieving long-term strategic goals and enhancing long-term stockholder value. Throughout 2010 and 2011, SAP AG’s management and Executive and Supervisory Boards engaged in discussions regarding the rapidly changing nature of the enterprise application software industry and the strategic challenges SAP AG would face in the coming months. Management reviewed the trends in the marketplace and noted the increasing importance of cloud applications in the certain areas and SAP AG’s desire to make the cloud a critical component to the core of SAP AG’s future growth.

On September 23, 2011, the assistant to William Richard McDermott, SAP AG’s co-Chief Executive Officer and a member of SAP AG’s executive Board, contacted the assistant to Lars Dalgaard, SuccessFactors’ Chief Executive Officer, to schedule a coffee meeting between Mr. McDermott and Mr. Dalgaard on September 27, 2011, when Mr. McDermott was planning to be in California. On September 27, 2011 Mr. McDermott and Mr. Dalgaard met and, among other things, discussed whether SuccessFactors would be willing to engage in preliminary discussions regarding a possible acquisition of SuccessFactors by SAP AG. During this discussion, neither Mr. McDermott nor Mr. Dalgaard proposed or discussed specific terms of a potential acquisition.

On September 29, 2011, Jim Snabe, SAP AG’s co-Chief Executive Officer, and Mr. Dalgaard engaged in discussions by phone which expanded on the conversation of two days earlier between Mr. McDermott and Mr. Dalgaard and considered the strategic implications and possible benefits and risks of a potential acquisition of SuccessFactors by SAP AG. During this call, neither Mr. Snabe nor Mr. Dalgaard proposed or discussed specific terms of a potential acquisition.

On October 10, 2011, James Mackey, SAP AG’s head of corporate development, and Mr. Dalgaard discussed further the possibility of an acquisition of SuccessFactors by SAP AG, including the steps that SAP AG would need to take to evaluate a potential acquisition and prepare a formal proposal for an acquisition of SuccessFactors. During this meeting, neither party proposed or discussed specific terms of a potential acquisition.

On October 12, 2011, Mr. McDermott spoke via telephone with Mr. Dalgaard in which Mr. McDermott described SAP AG’s internal approval process to proceed with due diligence for a potential acquisition and stated that Mr. Mackey would contact Mr. Dalgaard to discuss the process.

On October 13, Mr. McDermott and Mr. Dalgaard spoke via telephone. Mr. McDermott indicated SAP AG’s desire to commence its due diligence investigation in connection with a potential acquisition of SuccessFactors. Mr. Dalgaard specified that, before SuccessFactors could permit SAP AG to conduct due diligence, SAP AG would first need to present a formal proposal with respect to a potential acquisition of SuccessFactors for the SuccessFactors Board’s consideration.

On October 17, 2011, Mr. Mackey provided SuccessFactors with a draft of a mutual non-disclosure Agreement. The parties negotiated the agreement and on October 21, 2011, Success Factors and SAP AG executed the Mutual Non-disclosure Agreement, which governs the protection of information exchanged between the parties in respect of a potential transaction. See Section 11(c)—“The Mutual Non-Disclosure Agreement” of this Offer to Purchase.

On October 21, 2011, Mr. Dalgaard and Mr. Mackey had a telephone conversation in which Mr. Mackey stated that SAP AG would submit a non-binding indication of interest to SuccessFactors on October 24, 2011.

On October 24, 2011, SAP AG delivered a written non-binding proposal to SuccessFactors to acquire all of the outstanding Shares for a purchase price of $34.00 per Share in cash, representing a premium of 41% over the 90-day volume-weighted average closing price of $24.13.

On October 27, 2011, Mr. Mackey and Mr. Dalgaard had a telephone conversation in which Mr. Dalgaard informed Mr. Mackey that the SuccessFactors Board was still considering SAP AG’s offer and that SuccessFactors was still in the process of selecting its financial advisor.

On October 28, 2011, Mr. Dalgaard and a representative of Morgan Stanley & Co. LLC, SuccessFactors’ financial advisor, communicated to Mr. McDermott that the SuccessFactors Board found the proposed purchase price of $34 per Share to be insufficient, but indicated SuccessFactors’ willingness to further discuss a potential transaction with SAP AG and to provide SAP AG with limited access to due diligence information to assist SAP AG in its formulation of a new proposal at a higher price. The parties scheduled a due diligence session at which certain members of SuccessFactors’ management would make presentations to SAP AG regarding SuccessFactors products, technology and financial performance.

On November 3, 2011, Mr. Mackey, Vishal Sikka, SAP AG’s Head of Technology, Arlen Shenkman, SAP AG’s vice president of corporate development, and representatives from J.P. Morgan Securities LLC (sometimes referred to as J.P. Morgan), SAP AG’s financial advisor for the transaction, met with Mr. Dalgaard, Hillary Smith, SuccessFactors’ general counsel, Bruce Felt, SuccessFactors’ Chief Financial Officer, Aaron Au, SuccessFactors’ Chief Technical Officer and representatives from Morgan Stanley, for management presentations and due diligence sessions, where, among other things, the parties discussed SuccessFactors’ technology and the strategic rationale for the possible acquisition. Morgan Stanley discussed the possible transaction with J.P. Morgan and indicated that there was a meaningful gap that would need to be bridged before SuccessFactors would consider a possible transaction with SAP AG.

On November 7, 2011 Hasso Plattner, a co-founder of SAP AG and current co-chairperson of the SAP AG Supervisory Board, Mr. McDermott and Mr. Dalgaard met in Bermuda to discuss further the rationale for a potential business combination.

On November 8, 2011, representatives of J.P. Morgan contacted Morgan Stanley to discuss the proposal by SAP AG to acquire SuccessFactors. In a telephone call with Mr. Dalgaard on the same day, Mr. Mackey indicated that SAP would provide a revised non-binding indication of interest on November 9, 2011.

On November 9, 2011, SAP AG delivered a second written non-binding indication of interest executed by Mr. McDermott and Mr. Snabe to SuccessFactors to acquire all of the outstanding Shares for a purchase price of $37.00 per Share in cash, representing a premium of 56% over the 90-day volume-weighted average closing price of $23.79.

On November 10, 2011, Mr. Dalgaard communicated in a telephone call to Mr. McDermott that $37 per share was an insufficient price for SuccessFactors to enter into exclusive negotiations and that SuccessFactors would not enter into a written exclusivity agreement to provide for a short period of exclusive negotiations unless SAP AG was prepared to offer $40 per Share. Mr. McDermott informed Mr. Dalgaard that he would consult with the other members of senior management of SAP AG to determine whether that might be acceptable. Also on November 10, 2011, SAP AG prepared a demonstration of SAP AG cloud offerings for Mr. Dalgaard in its Newtown Square offices. Mr. Mackey, Mr. Shenkman and Mr. Dalgaard participated in these demonstrations. Later in the day, representatives of SAP AG indicated that, on the condition that SuccessFactors enter into a written exclusivity agreement and subject to satisfactory findings in confirmatory due diligence and satisfactory negotiation of terms of a mutually acceptable merger agreement, they were prepared to recommend to the Executive Board and Supervisory Board of SAP AG a price of $40.00 per share, which represented a premium of 67% over the 90-day volume weighted average closing price of $23.98 via a tender offer. Mr. Dalgaard indicated that he was prepared to recommend a price of $40.00 per share to the SuccessFactors Board assuming satisfactory negotiation of the terms of a mutually acceptable merger agreement. SAP AG sent SuccessFactors a draft exclusivity agreement providing for a 30 day period of exclusive negotiations as well as a due diligence request list.

On November 11, 2011, SAP AG delivered a third written non-binding indication of interest to SuccessFactors to acquire all of the outstanding Shares for a purchase price of $40.00 per Share in cash. Also on November 11, 2011, the parties negotiated and executed a revised 12-day exclusivity agreement, which provided for an exclusivity period extending through November 22, 2011.

Beginning on November 12, 2011, representatives and advisors for SAP AG were granted access to an online data room for purposes of due diligence review of SuccessFactors in connection with the proposed transaction. During the period from November 12, 2011 to December 2, 2011, representatives of SAP AG and their respective legal and financial advisors engaged with SuccessFactors for the purpose of extensive confirmatory due diligence activities. During the same period, representatives of SAP AG and SuccessFactors as well as their respective financial and legal advisors engaged in detailed negotiations concerning the proposed terms of the definitive agreements necessary to consummate the potential acquisition.

On November 13, 2011, Mr. Mackey and Mr. Shenkman participated in a diligence call with Mr. Felt and Ms. Smith regarding SuccessFactors’ proposed acquisition of Jobs2web.

On November 13, 2011, representatives of Allen & Overy LLP, outside legal counsel to SAP, delivered an initial draft merger agreement to SuccessFactors and representatives of Fenwick & West LLP, outside counsel to SuccessFactors. The Merger Agreement reflected the broad transaction terms outlined in SAP AG’s third written non-binding indication of interest. Representatives of Allen & Overy LLP and Fenwick & West LLP engaged in negotiations and exchanged drafts of the merger agreement during the course of the following week, during which time the parties reduced the number of open issues remaining to be negotiated.

On November 15, 2011, Mr. Snabe and Peter Lorenz, SAP AG’s Executive Vice President of Small and Midsize Enterprises, demonstrated SAP’s cloud products and discussed the same with Mr. Dalgaard.

On November 17, 2011, at the request of Mr. Dalgaard, Morgan Stanley provided to Mr. Mackey a summary of various potential synergy opportunities that could result from a combination between SAP AG and SuccessFactors. Also on November 17, 2011, Mr. Mackey and Mr. Dalgaard spoke by telephone regarding the timing of the required corporate approvals of SAP AG and its relevant affiliates and the potential extension of the exclusivity period beyond November 22, 2011.

On November 18, 2011, Mr. Dalgaard, Mr. McDermott and Mr. Mackey had a telephone call regarding the need to schedule a meeting of the SAP AG Supervisory Board to approve the proposed acquisition of SuccessFactors by SAP AG, during which Mr. Mackey stated that the meeting could not feasibly be scheduled on a date prior to December 3, 2011 and, therefore, requested an extension of the exclusivity period until December 5, 2011. Following that discussion, Mr. McDermott and Doug

Burgum, Chairman of the SuccessFactors Board, participated in several calls regarding the timing of the required corporate approvals of SAP AG and its relevant affiliates in respect of the potential acquisition and the extension of the exclusivity period, and discussed adding a provision to the extended exclusivity agreement pursuant to which SAP AG would agree not to pursue acquisitions of certain specified companies during the exclusivity period if SuccessFactors would extend the period of exclusivity.

On November 21, 2011, Mr. Mackey as well as representatives of Allen & Overy LLP and Fenwick & West LLP negotiated an extension of exclusivity until December 5 and a provision pursuant to which SAP AG agreed that it would not pursue the acquisition of certain companies that are competitive with SuccessFactors during the exclusivity period. The following day, the parties signed an amended exclusivity agreement including such extension and such provision.

On November 28, 2011, the SAP AG Executive Board met to discuss the potential acquisition and the results of the due diligence review. Also on November 28, 2011, Bruce Felt, Chief Financial Officer of SuccessFactors, held a telephone conference with Mr. Mackey and other representatives of SAP AG to further discuss SuccessFactors’ proposed acquisition of Jobs2web.

On November 29, 2011, Mr. Mackey and Mr. Dalgaard held discussions by telephone to discuss certain open issues and the communications timeline for announcement of the potential transaction. Also on November 29, 2011, SAP AG’s Executive Board reviewed the material terms and conditions of the proposed transaction, including its financial analysis of the $40.00 per Share consideration, the strategic rationale for the transaction and the potential timing to consummate the acquisition. The Executive Board then engaged in deliberations, at the conclusion of which the Executive Board unanimously approved the acquisition of SuccessFactors as contemplated by the Merger Agreement, including the Offer and the Merger.

On December 2, 2011, the parties and their advisors finalized the Merger Agreement and between December 2 and December 3, 2011, the parties and their advisors finalized the documentation related to the Merger Agreement.

On December 2, 2011, the SuccessFactors Board held a meeting in the evening California time, at which SuccessFactors’ legal and financial advisors were in attendance, to consider and discuss the terms of the proposed transaction. Following deliberations, the SuccessFactors Board unanimously adopted resolutions that determined and declared that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, were advisable and fair to, and in the best interests of, SuccessFactors and its stockholders, approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and recommended that SuccessFactors’ stockholders accept the Offer, tender their Shares to the Purchaser in the Offer, and, to the extent stockholder approval is required under applicable law, adopt the Merger Agreement. The SuccessFactors Board unanimously authorized SuccessFactors to execute and deliver the Merger Agreement.

On December 3, 2011, the Finance and Investment Committee of SAP AG’s Supervisory Board held a meeting in Frankfurt, Germany to consider and discuss the terms of the proposed acquisition of SuccessFactors by SAP AG. Members of the SAP AG Executive Board, Mr. Mackey and SAP AG’s financial advisor were present at the meeting. At the meeting, a representative of J.P. Morgan reviewed its financial analysis and rendered to SAP AG’s Supervisory Board its oral opinion, which opinion subsequently was confirmed in writing, that the Offer Price was fair from a financial point of view from SAP AG. The Finance and Investment Committee of SAP AG’s Supervisory Board reviewed the material terms and conditions of the proposed transaction, including financial analyses relating to the $40.00 per Share consideration, the strategic rationale for the transaction and the potential timing to consummate the transaction. Also on December 3, 2011, SAP AG’s Supervisory Board held a meeting in Frankfurt, Germany to consider and discuss the terms of the proposed acquisition of SuccessFactors by SAP AG, at which members of SAP AG’s Executive Board and Mr. Junge were in attendance. SAP AG’s Supervisory Board reviewed the material terms and conditions of the proposed transaction, including financial analysis relating to the $40.00 per Share consideration, the strategic rationale for the transaction, the potential timing to consummate the acquisition and the financing arrangements necessary to fund a portion of the transaction. SAP AG’s Supervisory Board then engaged in deliberations, at the conclusion of which SAP AG’s Supervisory Board approved the acquisition of SuccessFactors as contemplated by the Merger Agreement (including the Offer and the Merger) and the financing arrangements. Also on December 3, 2011, the boards of directors and stockholders of SAP America and the Purchaser adopted resolutions, among other things, authorizing and approving the acquisition of SuccessFactors as contemplated by the Merger Agreement.

Later on December 3, 2011, the Merger Agreement was executed by SuccessFactors, SAP America, the Purchaser and, for purposes of guaranteeing the obligations of SAP America and the Purchaser under the Merger Agreement, SAP AG. Also on December 3, 2011, SAP AG and SuccessFactors issued a joint press release announcing the signing of the Merger Agreement and the transactions contemplated thereby.

11.	Purpose of the Offer; the Merger Agreement; the Mutual Non-Disclosure Agreement; the Exclusivity Agreement; Statutory Requirements; Appraisal Rights; “Going Private” Transactions; Plans for SuccessFactors; Recent Developments Relating to SuccessFactors

(a)           Purpose of the Offer.  The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, SuccessFactors. The Offer, as the first step in the acquisition of SuccessFactors, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of SuccessFactors not purchased pursuant to the Offer or otherwise.

(b)	The Merger Agreement.

The following summary description of the material terms of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, which the Purchaser has filed as an exhibit to the Schedule TO, and which you may examine and copy as set forth in Section 9—“Certain Information Concerning SAP AG, SAP America and the Purchaser” of this Offer to Purchase. Stockholders of SuccessFactors and other interested parties should read the Merger Agreement in its entirety for a more complete description of the provisions summarized below.

The Offer.  The Merger Agreement required the Purchaser to commence the Offer contemplated by this Offer to Purchase no later than December 16, 2011, so long as SuccessFactors is prepared to file its Schedule 14D-9 as of such date. The Merger Agreement provides that, subject to the satisfaction or waiver of the Minimum Condition and the other conditions that are described in Section 14—“Conditions of the Offer” of this Offer to Purchase, the Purchaser will purchase all Shares tendered and not withdrawn in the Offer as promptly as practicable after the Purchaser is legally entitled to do so.

Without SuccessFactors’ prior written consent, the Purchaser is not permitted to:

•	decrease the Offer Price;

•	change the form of consideration payable in the Offer;

•	reduce the maximum number of Shares to be purchased in the Offer;

•	amend or waive the Minimum Condition;

•	amend or modify any of the other conditions and requirements to the Offer in a manner materially adverse to the holders of Shares;

•	impose conditions to the Offer in addition to those set forth in Section 14—“Conditions of the Offer” of this Offer to Purchase; or

•	extend the Offer except as permitted or required by the Merger Agreement.

The Merger Agreement provides that, unless the Merger Agreement is terminated, the Purchaser will extend the Offer for successive periods of up to 20 business days (and in increments of at least five business days) each if, at the then-scheduled Expiration Time, any of the conditions to the Offer set forth in Section 14—“Conditions of the Offer” of this Offer to Purchase have not been satisfied or, to the extent permitted, waived by SAP America or the Purchaser. The Merger Agreement also provides that the Purchaser will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer. To the extent requested in writing by SuccessFactors prior to any then-scheduled expiration date of the Offer, the Purchaser will if the Antitrust Condition has not been satisfied or the CFIUS Approval has not been obtained on such then-scheduled expiration date (and have not been waived by the Purchaser), and provided that it is reasonably expected that the Antitrust Condition will be satisfied and/or the CFIUS Approval will be obtained, as applicable, on or prior to the Outside Date, extend the Offer on one or more occasions, in consecutive increments of up to 10 business days until such time as the Antitrust Condition is satisfied and/or the CFIUS Approval has been obtained, as applicable.

Subsequent Offering Period.  The Merger Agreement provides that, following the Expiration Time, the Purchaser may, in order to enable it to acquire 90% of the Shares then outstanding, provide for a subsequent offering period (and one or more extensions thereof) of three to 20 business days as provided in Rule 14d-11 under the Exchange Act. The Purchaser will, and SAP America will cause the Purchaser to, immediately accept for payment, and pay for, all Shares that are validly tendered pursuant to the Offer during any subsequent offering period.

Top-Up Option.  Pursuant to the terms of the Merger Agreement, SuccessFactors has granted to the Purchaser an option (the “Top-Up Option”), exercisable in whole but not in part, to purchase, at a price per Share equal to the Offer Price, an aggregate number of Shares equal to the lowest number of Shares that, when added to the number of Shares owned by SAP America, the Purchaser or any of SAP America’s wholly-owned subsidiaries at the time of exercise of the Top-Up Option will constitute one Share more than 90% of the outstanding Shares (determined on a Fully Diluted Basis); provided, that the Top-Up Option may not exceed the number of Shares then authorized and unissued and not reserved for issuance under the SuccessFactors’ benefit plans as of December 3, 2011 (including as authorized and unissued Shares any treasury Shares) (collectively, “Available Shares”) and will not be exercisable if immediately after exercise and issuance of all Available Shares pursuant to the Top-Up Option, the Purchaser would not hold of record at least 90% of the outstanding Shares (assuming the issuance of the Shares in respect of the Top-Up Option). The Top-Up Option may be exercised on only one occasion. The Purchaser may exercise the Top-Up Option at any time after the Purchaser has accepted for payment all Shares validly tendered in the Offer and not properly withdrawn.

The aggregate purchase price for the Shares purchased upon exercise of the Top-Up Option may be paid by the Purchaser either entirely in cash or, at SAP AG’s election, by the Purchaser paying in cash an amount equal to not less than the aggregate par value of the Shares to be purchased upon exercise of the Top-Up Option and either SAP America and the Purchaser or SAP AG executing and delivering to SuccessFactors a promissory note having a principal amount equal to the balance of the aggregate purchase price for the Shares purchased upon exercise of the Top-Up Option less the amount paid in cash. Any such promissory note will be unsecured, full recourse (at SAP AG’s election to either SAP America and Purchaser or SAP AG), non-negotiable and non-transferable, bear simple interest at 2% per annum, will mature one year after the purchase of the Shares pursuant to the exercise of the Top-Up Option, and is prepayable in whole or in part without premium or penalty and will have no other material terms.

The Top-Up Option will expire upon the earlier to occur of the effective time of the Merger (the “Effective Time”) and the termination of the Merger Agreement in accordance with its terms. The Top-Up Option is intended to expedite the timing of the completion of the Merger by effecting the Merger pursuant to Delaware’s “short form” merger statute. Following the Offer, if, assuming the exercise of the Top-Up Option, the Purchaser would not own at least 90% of the outstanding Shares, a SuccessFactors stockholder vote is required to consummate the Merger. In such case, the approval of the Merger at a meeting of SuccessFactors’ stockholders would be assured because of the Purchaser’s ownership of at least a majority of the Shares (calculated on a Fully Diluted Basis in accordance with the Merger Agreement) following completion of the Offer.

SuccessFactors Board Recommendation and SuccessFactors Actions.  Pursuant to the Merger Agreement, SuccessFactors represented that on December 2, 2011, the SuccessFactors Board duly and unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable and fair to, and in the best interests of, SuccessFactors and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) recommended that the stockholders of SuccessFactors accept the Offer, tender their Shares to the Purchaser in the Offer and, to the extent stockholder approval is required under applicable law, adopt the Merger Agreement (the “SuccessFactors Board Recommendation”).

The Merger Agreement provides that substantially contemporaneously with the filing of the Schedule TO with the SEC, SuccessFactors will, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer, which will include the SuccessFactors Board Recommendation.

Directors.  The Merger Agreement provides that immediately following the time when the Purchaser is legally permitted under applicable law to accept for payment and pays for all Shares validly tendered and not properly withdrawn pursuant to the Offer to Purchase (the “Acceptance Time”), and at all times thereafter, SAP America will be entitled to elect or designate individuals selected by SAP America in such number rounded up to the nearest whole number, on the SuccessFactors Board as will give SAP America representation on the SuccessFactors Board equal to:

•	the total number of directors on the SuccessFactors Board (after giving effect to the election or designation of additional directors by SAP America), multiplied by

•	the percentage that the aggregate number of Shares then owned directly or indirectly by SAP America bears to the total number of Shares then outstanding.

After the Acceptance Time, SuccessFactors will, upon SAP America’s request, take all actions as are necessary, subject to compliance with applicable Law, to enable SAP America’s designees to be so elected or appointed to the SuccessFactors Board, including by promptly filling vacancies or newly created directorships on the SuccessFactors Board, promptly increasing the size of the SuccessFactors Board (including by amending SuccessFactors’ bylaws if necessary to increase the size of the SuccessFactors Board) and/or promptly securing the resignations of such number of

SuccessFactors’ incumbent directors as is necessary to provide SAP America with such level of representation, and will cause SAP America’s designees to be elected or appointed at such time. After the Acceptance Time, SuccessFactors will also, upon SAP America’s request, cause the directors elected or designated by SAP America to the SuccessFactors Board to serve on and constitute the same percentage as such individuals represent of the entire SuccessFactors Board (but not less than a majority) (rounded up to the next whole number) of: (i) each committee of the SuccessFactors Board; (ii) each board of directors (or similar body) of each of SuccessFactors’ subsidiaries; and (iii) each committee (or similar body) of each such board, in each case to the extent permitted by applicable law and the rules of the NYSE.

In the event that SAP America’s designees are appointed or elected to, and constitute a majority of, the SuccessFactors Board, until the time the Merger becomes effective (as described under “—The Merger”), SuccessFactors will use its reasonable best efforts to ensure that the SuccessFactors Board maintains at least three directors who were members of the SuccessFactors Board on the date of the Merger Agreement, each of whom must be an “independent director” as defined by Rule 303A.02 of the NYSE Listed Company Manual and eligible to serve on SuccessFactors’ audit committee under the Exchange Act and NYSE rules and, at least one of whom is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and the instructions thereto (the “Continuing Directors”). If the number of Continuing Directors is reduced below three for any reason, the remaining Continuing Directors are entitled to elect or designate a person meeting the foregoing criteria to fill the vacancy or, if no Continuing Directors then remain, the other directors will designate three persons meeting the foregoing criteria to fill such vacancies.

Prior to the Effective Time, so long as there is at least one Continuing Director, the concurrence of a majority of the Continuing Directors (or of the sole Continuing Director is there is only one Continuing Director at such time) will be required to:

•	amend or terminate the Merger Agreement in a manner that requires action by the SuccessFactors Board;

•	extend the time for the performance of any of the obligations or other acts of SAP America or the Purchaser under the Merger Agreement;

•	waive compliance with any of the agreements or conditions under the Merger Agreement for the benefit of SuccessFactors;

•

change the date of, or postpone or adjourn, any special meeting of the stockholders of SuccessFactors called for the purpose of considering and taking action on the Merger Agreement, except as required by applicable law;

•	exercise SuccessFactors’ rights or remedies under the Merger Agreement; or

•	amend SuccessFactors’ certificate of incorporation or bylaws.

The Merger.  The Merger Agreement provides that upon and subject to the terms and conditions set forth in the Merger Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time:

•	the Purchaser will be merged with and into SuccessFactors and the separate corporate existence of the Purchaser will cease;

•	SuccessFactors will be the Surviving Corporation in the Merger and will become a wholly-owned subsidiary of SAP America;

•

the Surviving Corporation’s certificate of incorporation will be amended and restated in its entirety to read as the certificate of incorporation of the Purchaser, as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation will be changed to “SuccessFactors, Inc.” and all references to the Purchaser will be automatically amended and will become references to the Surviving Corporation and the bylaws of the Purchaser in effect immediately prior to the Merger will be the bylaws of the Surviving Corporation, except that all references to the Purchaser will be automatically amended and will become references to the Surviving Corporation; and

•

the officers of SuccessFactors immediately prior to the Effective Time will continue as the officers of the Surviving Corporation and the directors of the Purchaser immediately prior to the Effective Time, will continue as the directors of the Surviving Corporation.

Conversion of Securities.  At the Effective Time:

•

all Shares issued and outstanding immediately prior to the Effective Time (other than SuccessFactors and SAP America-Owned Stock (as defined below) and Shares held by dissenting stockholders who properly exercise appraisal rights under the DGCL) will be cancelled and converted into the right to receive the Offer Price, without interest thereon and less required withholding of taxes;

•

all Shares that are held in treasury of SuccessFactors or owned of record by any subsidiary of SuccessFactors that is directly or indirectly wholly-owned by SuccessFactors, and all Shares owned of record by SAP America, the Purchaser or any of their respective direct or indirect wholly-owned subsidiaries (collectively, “SuccessFactors and SAP America-Owned Stock”), will be cancelled and cease to exist with no payment being made with respect thereto; and

•

each share of common stock, no par value per share, of the Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Merger Without a Meeting; SuccessFactors Special Meeting; Proxy.  If SAP America and the Purchaser hold 90% of the outstanding Shares at any time after the Acceptance Time, such that the Merger may be effected without a meeting or vote of the stockholders of SuccessFactors, SAP America, the Purchaser and SuccessFactors have agreed to take all reasonably necessary and appropriate actions to cause the Merger to become effective as promptly as practicable without a meeting of SuccessFactors’ stockholders in accordance with Section 253 of the DGCL.

However, if the approval of SuccessFactors’ stockholders is required by applicable law in order to effect the Merger following the Acceptance Time, SuccessFactors has agreed to:

•

prepare a proxy or information statement (the “Proxy Statement”) for the Special Meeting (as defined below) and file such Proxy Statement with the SEC as promptly as reasonably practicable after the Acceptance Time;

•

acting through the SuccessFactors Board, (i) duly set a record date for, and within three business days after receipt of SEC clearance of the Proxy Statement (or ten days after the preliminary Proxy Statement has been filed with the SEC if no comments with respect to it have been received from the SEC), call and give notice of a special meeting of its stockholders (the “Special Meeting”) for the purpose of considering and taking action upon the Merger Agreement (with the record date and meeting date to be set in consultation with SAP America), (ii) as promptly as practicable after the clearance of the Proxy Statement from the SEC (or ten days after the preliminary Proxy Statement has been filed with the SEC if no comments with respect to it have been received from the SEC), print and mail the Proxy Statement to the stockholders of SuccessFactors, and (iii) use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of the Merger Agreement and the approval of the Merger, and secure any approval of the stockholders of SuccessFactors that is required by applicable law to effect the Merger.

Treatment of SuccessFactors Options.  Under the Merger Agreement, each option to purchase Shares (each, a “SuccessFactors Option”), that is unexpired, unexercised and outstanding as of the Effective Time, whether vested or unvested, shall not be assumed or substituted for by SAP America and, instead, will be, by virtue of the occurrence of the Effective Time and without any action on the part of SAP America, the Purchaser, SuccessFactors, the holder of such SuccessFactors Option or any other person, cancelled in the Merger and converted into the right to receive from the Surviving Corporation, within 30 days following the Effective Time, an amount in cash, without interest thereon and less any required withholding of taxes, equal to the product of:

•	the aggregate number of Shares subject to such SuccessFactors Option, and

•	the excess, if any, of the Offer Price over the per share exercise price under such SuccessFactors Option.

If the per share exercise price of any SuccessFactors Option is equal to or greater than the Offer Price, such SuccessFactors Option will be canceled without payment of consideration.

Treatment of SuccessFactors RSUs, SuccessFactors Performance RSUs, SuccessFactors Restricted Stock.  Under the Merger Agreement, the payout of the Offer Price in exchange for any Share that immediately prior to the Effective Time remains subject to SuccessFactors’ outstanding right to claim the return of such Share under the terms of any SuccessFactors RSU, SuccessFactors Performance RSU (each SuccessFactors RSU and SuccessFactors Performance RSU, a share of “Equity Plan Stock”) or share of SuccessFactors Restricted Stock (each, a share of “SuccessFactors Restricted Stock”) will remain subject to the vesting terms that applied to such share of Equity Plan Stock or SuccessFactors Restricted Stock immediately prior to the Acceptance Time under the equity plan award agreement pertaining to the applicable share of Equity Plan Stock or the restricted stock award applicable to such share of SuccessFactors Restricted Stock. The Merger Agreement provides that the consideration that is otherwise payable under the Merger Agreement in exchange for each share of Equity Plan Stock or the applicable share of SuccessFactors Restricted Stock will be paid by SAP America, in a lump sum cash payment, without interest thereon and less any required withholding of taxes, on the date upon which such applicable share of Equity Plan Stock or SuccessFactors Restricted Stock would have vested under the award agreement governing the applicable share of Equity Plan Stock or SuccessFactors Restricted Stock (provided that if the vesting terms and conditions are not satisfied and vesting ceases to continue at any point after the Effective Time, no such payment will be made with respect to such applicable share of Equity Plan Stock or SuccessFactors Restricted Stock). The Merger Agreement provides that all amounts payable with respect to shares of Equity Plan Stock or SuccessFactors Restricted Stock will be paid without interest. A “SuccessFactors RSU” means a restricted stock unit that upon vesting is settled for shares of SuccessFactors Common Stock. A “SuccessFactors Performance RSU” means a performance-vesting RSU that upon vesting is settled for shares of SuccessFactors Common Stock. “SuccessFactors Restricted Stock” means each outstanding share of restricted SuccessFactors

Common Stock that is, at the time of determination, subject to forfeiture or repurchase by SuccessFactors.

Notwithstanding any of the foregoing to the contrary, each share of Equity Plan Stock and each share of SuccessFactors Restricted Stock held by a non-employee director of SuccessFactors that is outstanding as of the Effective Time will not be assumed or substituted for by SAP America and will instead be cancelled in exchange for a payment by the Surviving Corporation in respect of each such share of Equity Plan Stock or share of SuccessFactors Restricted Stock in an amount equal to the Offer Price, to be paid in a lump sum payment in cash as soon as practicable but in no event later than 30 days following the Effective Time.

Termination of SuccessFactors Stock Option Plans and Employee Stock Purchase Plans.  The Merger Agreement provides that after the Acceptance Time and prior to the Effective Time all SuccessFactors stock option plans will be terminated and no further equity awards (including, but not limited to, SuccessFactors Options, SuccessFactors RSUs, SuccessFactors Performance RSUs or other rights with respect to Shares) will be granted thereunder.

Representations and Warranties.  Pursuant to the Merger Agreement, SAP America and the Purchaser have made customary representations and warranties to SuccessFactors with respect to, among other matters:

•	SAP America’s and the Purchaser’s organization, corporate power and qualifications to conduct business;

•	SAP America’s and the Purchaser’s authority to enter into the Merger Agreement;

•	consents, approvals and no violations of laws, governance documents or agreements;

•	litigation;

•	no ownership of SuccessFactors capital stock;

•	sufficient funds to consummate the transactions contemplated by the Merger Agreement;

•	ownership and operations of the Purchaser; and

•	information in the Offer documents and supplied for inclusion in Schedule 14D-9 and the Proxy Statement.

Pursuant to the Merger Agreement, SAP AG has made representations and warranties to SuccessFactors in connection with its guaranty with respect to, among other matters:

•	SAP AG’s authority to enter into the Merger Agreement;

•	the enforceability of the Merger Agreement against SAP AG;

•	the continuing effectiveness of the Confidentiality Agreement (as defined below) effective as of October 20, 2011, by and between SAP AG and SuccessFactors; and

•	SAP AG’s agreement not to issue any press release or other communication in contravention of its obligations under the Merger Agreement.

Pursuant to the Merger Agreement, SuccessFactors has made customary representations and warranties to SAP America and the Purchaser with respect to, among other matters:

•	its organization, standing, corporate power and qualifications to conduct business;

•	its certificate of incorporation and bylaws;

•	its subsidiaries;

•	its capitalization;

•	SuccessFactors’ authority to enter into the Merger Agreement, including the unanimous approval by the SuccessFactors Board;

•	consents, approvals and no violations of laws, governance documents or agreements;

•	permits and compliance with laws;

•	SEC filings;

•	financial statements;

•	internal controls and the Sarbanes-Oxley Act of 2002;

•	absence of undisclosed liabilities;

•	absence of certain changes or events since December 31, 2010;

•	employee benefit plans;

•	labor and other employment matters;

•	contracts;

•	litigation;

•	intellectual property;

•	tax matters;

•	insurance;

•	properties and assets;

•	the receipt of a fairness opinion of its financial advisor;

•	information in the Schedule 14D-9 and supplied for inclusion in the Offer documents and the Proxy Statement;

•	required vote of SuccessFactors’ stockholders;

•	absence of indemnifiable claims;

•	customers;

•	compliance with privacy and security laws;

•	government contracts matters;

•	brokers and other advisors; and

•	related party transactions.

The representations and warranties contained in the Merger Agreement have been made by each party to the Merger Agreement solely for the benefit of the other parties party thereto. Moreover, the assertions embodied in the representations and warranties contained in the Merger Agreement may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between SuccessFactors, SAP America and the Purchaser rather than establishing matters of fact. In addition, such representations and warranties:

•

have been qualified by information set forth in a confidential disclosure schedule exchanged by the parties in connection with signing the Merger Agreement, which information modifies, qualifies and creates exceptions to the representations and warranties in the Merger Agreement;

•	will not survive consummation of the Merger; and

•	were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement.

For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

Reasonable Best Efforts; HSR Act, foreign antitrust laws and Exon-Florio; Notification.  SuccessFactors and SAP America have agreed to use their reasonable best efforts to (i) take all appropriate action and do all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by the Merger Agreement as promptly as practicable, (ii) as promptly as practicable, obtain from any governmental entities any consents, licenses, permits, certificates, filings, exemptions, waivers, approvals, authorizations, registrations, clearances or orders required to be obtained by SAP America or SuccessFactors or any of their respective subsidiaries, or to avoid any action or proceeding by any governmental entity (including those in connection with the HSR Act, the EC Merger Regulation and other applicable federal, state and foreign antitrust laws and Exon-Florio), in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions and respond as promptly as practicable to any requests for additional information or documentary material with respect to the Merger Agreement, the Offer and the Merger required under (A) the Exchange Act, and any other applicable foreign, federal or state securities laws, (B) antitrust laws, including the HSR Act, the EC Merger Regulation and other applicable federal, state and foreign antitrust laws, (C) Exon-Florio and (D) any other applicable law. The Merger Agreement also provides that SuccessFactors and SAP America will cooperate with each other in connection with (i) preparing and filing the Offer documents, the Schedule 14D-9, the Proxy Statement and any other filings, (ii) determining whether any action by or in respect of, or filing with, any governmental entity is required, or any actions are required to be taken under, or consents, approvals or waivers are required to be obtained from parties to, any SuccessFactors material contracts, in connection with the consummation of the Offer or the Merger, and (iii) taking any such actions, seeking any such consents, approvals or waivers or making any such filings. SuccessFactors and SAP America have agreed to furnish to each other all information required for any application or other filing under the rules and regulations of any applicable law in connection with the transactions contemplated by the Merger Agreement. The Merger Agreement also provides that in connection with the receipt of any necessary approvals or clearances of a governmental entity (including under the HSR Act and Exon-Florio), neither SAP America nor SuccessFactors (nor any of their respective subsidiaries or affiliates) is required to (and, without SAP America’s prior consent, SuccessFactors will not) sell, hold separate or otherwise dispose of or conduct their business in a specified manner, enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement with respect to the assets, operations or conduct of their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of SAP America, SuccessFactors or their respective subsidiaries or affiliates.

Public Announcements.  The Merger Agreement provides that each of SuccessFactors, SAP America and the Purchaser will not issue any public release or announcement concerning the transactions contemplated by the Merger Agreement without the prior written consent of SuccessFactors and SAP America (which consent will not be unreasonably withheld or delayed), except as may be required by applicable law or the rules or regulations of any applicable national securities exchange or governmental entity to which the relevant party is subject, in which case the party required to make the release or announcement will use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the Merger Agreement provides that (i) SuccessFactors, SAP America and the Purchaser may make public releases or announcements concerning the transactions contemplated by the Merger Agreement that are not inconsistent with previous press releases or announcements made in compliance with the Merger Agreement and (ii) the foregoing restrictions do not apply to any release or announcement made or proposed to be made in connection with a Change of Board Recommendation (as defined below).

Indemnification; Directors’ and Officers’ Insurance.  The Merger Agreement provides that, for six years from and after the Effective Time, the Surviving Corporation will (and SAP America will cause the Surviving Corporation to) indemnify and hold harmless all past and present directors, officers and employees of SuccessFactors, to the same extent such persons were indemnified as of the date the Merger Agreement by SuccessFactors pursuant to:

•	applicable law,

•	SuccessFactors’ certificate of incorporation and bylaws, and

•	any indemnification agreements in existence on the date of the Merger Agreement with any directors, officers or employees of SuccessFactors,

for acts or omissions in their capacity as directors, officers or employees of SuccessFactors occurring at or prior to the Effective Time.

Additionally, the Merger Agreement provides that, for six years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation, and the organizational documents of each subsidiary of SuccessFactors, will contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of directors, officers and employees of SuccessFactors and its subsidiaries for periods at or prior to the Effective Time than those that are set forth in SuccessFactors’ certificate of incorporation and bylaws and the organizational documents of each subsidiary of SuccessFactors as of the date of the Merger Agreement. The Merger Agreement provides that any indemnification agreements in existence on the date of the Merger Agreement to which SuccessFactors or any subsidiary thereof is a party will continue in full force and effect in accordance with their terms following the Effective Time.

The Merger Agreement further provides that, for six years from and after the Effective Time, the Surviving Corporation will maintain for the benefit of the persons that are insured under SuccessFactors’ directors’ and officers’ liability insurance policy in effect as of the date of the Merger Agreement, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than SuccessFactors’ policy in effect as of the date of the Merger Agreement or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that the Surviving Corporation will not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid by SuccessFactors prior to the date of the Merger Agreement. In addition, the requirement for the Surviving Corporation to maintain such insurance policies in effect for six years from and after the Effective Time may also be satisfied if a prepaid tail policy for directors and officers’ liability insurance coverage is obtained prior to the Effective Time.

Employee Benefit Matters.  The Merger Agreement provides that, with respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by SAP America or any SAP America subsidiary (collectively, “Parent Benefit Plans”) in which any director, officer or employee of SuccessFactors or any SuccessFactors’ subsidiary (the “Company Employees”) will participate effective as of or after the Effective Time, SAP America will, and will cause the Surviving Corporation to, recognize all service of the directors, officers or employees of SuccessFactors or any of its subsidiaries with SuccessFactors or any of its subsidiaries, as the case may be, for vesting and eligibility purposes (but not for accrual purposes, except for vacation and severance, if applicable) in any Parent Benefit Plan in which such employees of SuccessFactors or its subsidiaries may be eligible to participate after the Effective Time. SuccessFactors has also agreed that prior to the Acceptance Time it will take all such steps as may be required to cause each plan, program, agreement or arrangement entered into by SuccessFactors or its subsidiaries on or after the date of the Merger Agreement with any of its officers, directors or employees pursuant to which compensation is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14(d)-10(d) under the Exchange Act. SuccessFactors has also agreed that prior to the Acceptance Time it will cause the compensation committee of the SuccessFactors Board to be composed solely of independent directors.

Conduct of SuccessFactors’ Business.  The Merger Agreement obligates SuccessFactors during the period from December 3, 2011 to the earlier of the date on which SAP America’s designees are elected or appointed to the SuccessFactors Board (the “Director Appointment Date”), the Effective Time and the valid termination of the Merger Agreement in accordance with its terms, except as set forth in the disclosure schedules to the Merger Agreement, as expressly permitted by the Merger Agreement or as required by law, unless SAP America otherwise agrees in writing (which agreement may not be unreasonably withheld, delayed or conditioned), to, and to cause each of its subsidiaries to, conduct its operations only in the ordinary course of business consistent with past practice, comply, in all material respects, with all laws, maintain all material permits, and use commercial reasonable efforts to keep available the services of its officers and key employees. Without limiting the foregoing, between the date of the Merger Agreement and the earlier of the Director Appointment Date, the Effective Time and the valid termination of the Merger Agreement in accordance with its terms, except as set forth in the disclosure schedules to the Merger Agreement, as expressly permitted by the Merger Agreement or as required by law, SuccessFactors and its subsidiaries will not, directly or indirectly, do, or agree to do, any of the following without the prior written consent of SAP America (which shall not be unreasonably withheld, delayed or conditioned):

•	amend or otherwise change the governing documents of SuccessFactors or its subsidiaries;

•

issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other equity interests in, SuccessFactors or any of its subsidiaries, other than the issuances of Shares upon the exercise of SuccessFactors Options and settlement of SuccessFactors RSUs;

•

sell, lease, license or otherwise dispose of (in each case, other than in the ordinary course of business consistent with past practice in connection with (a) the development of any material product offerings of SuccessFactors and each of the SuccessFactors subsidiaries (i) that have been sold, licensed, distributed or disposed of within the past three years or (ii) that SuccessFactors or any of its subsidiaries is obligated to license or distribute pursuant to any “Outbound Agreement”, which means “any non-exclusive licenses to the object code or non-confidential source code of software included in the SuccessFactors Products or to use the SuccessFactors Products as a service granted to customers, sublicensors, value added resellers, systems integrators, original equipment manufacturers or other distributers or resellers by SuccessFactors or any of its subsidiaries in the ordinary course of business, immaterial trademark licenses and confidentiality agreements that do not separately license intellectual property but allow disclosure and use of confidential information” (in each case, excluding, third party products, open source materials or any of SuccessFactors support, implementation, consulting and maintenance services (“SuccessFactors Products”), (b) the license, distribution or sale of any SuccessFactors Products or services to customers, or (3) any Outbound Agreement, in each case excluding entering into any reseller or hosting agreement under with SuccessFactors or any of its subsidiaries will distribute software to a third party), or (c) create any lien over, any of its properties or assets;

•

transfer or license to any person (including through a reseller agreement) any rights to any material intellectual property or software (other than in the ordinary course of business consistent with past practice in connection with the development of any of the Success Factors Products, the license, distribution or sale of any of the SuccessFactors Products or services to customers, or any Outbound Agreement, in each case, excluding entering into any reseller or hosting agreement under which SuccessFactors or any subsidiary thereof will distribute software to a third party);

•

declare, set aside, make or pay any dividend or other distribution with respect to its capital stock (other than dividends paid by a wholly-owned subsidiary of SuccessFactors to SuccessFactors or another wholly-owned subsidiary of SuccessFactors in the ordinary course of business consistent with past practice) or enter into any agreement with respect to the voting or registration of its capital stock;

•	reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other equity interests or any other securities;

•

merge or consolidate with any third party or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of SuccessFactors or any material subsidiary of SuccessFactors;

•

acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any person or entity or any division thereof, or any assets (other than acquisitions of assets or entities in the ordinary course of business consistent with past practice);

•

incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any person or entity for borrowed money (other than any wholly-owned subsidiary of SuccessFactors in the ordinary course of business consistent with past practice);

•

make any loans, advances or capital contributions to, or investments in, any other person or entity (other than (i) advancement of expenses to SuccessFactors employees in connection with the performance of their duties, or (ii) to any wholly-owned subsidiary of SuccessFactors, in each case, in the ordinary course of business consistent with past practice);

•

terminate (other than by expiration in accordance with its terms), cancel, materially amend or agree to any material change in or waiver under any material contract, or enter into any new contract that would constitute a material contract (other than in the ordinary course of business consistent with past practice, and, in certain cases, only in connection with the development, license, distribution or sale of any of SuccessFactors Products or services to customers or any Outbound Agreement, in each case, excluding entering into any reseller or hosting agreement under with SuccessFactors or any of its subsidiaries will distribute software to a third party);

•	make or authorize any capital expenditure in excess of SuccessFactors’ projected capital expenditure budget;

•

except to the extent required by applicable law or any existing SuccessFactors benefit plan or contractual commitments or corporate policies with respect to severance or termination pay: (i) increase the compensation or benefits payable to or to become payable to its directors, officers or employees (except for certain increases of salary in the ordinary course of business consistent with past practice and payments of bonuses for 2011 pursuant to and in accordance with the terms of SuccessFactors’ corporate bonus plan); (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or employee, or establish, adopt, enter into or amend any collective bargaining agreement, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; (iii) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any employee benefit plan or stock option plan; or (iv) terminate the employment of any officer other than for “cause”;

•	hire any person at a level of Senior Vice President or higher (other than to fill any currently existing Senior Vice President position that becomes vacant);

•	enter into any collective bargaining or other labor agreement;

•

(i) pre-pay any indebtedness for borrowed money, or (ii) waive, release, pay, discharge or satisfy any claims, liabilities or obligations in excess of $1,000,000 individually or $5,000,000 in the aggregate, except in the ordinary course of business consistent with past practice and in accordance with their terms;

•	make any change in material accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a governmental entity;

•	waive, release, or assign any material claims;

•

compromise, settle or agree to settle any suit, action, claim, proceeding or investigation other than certain compromises, settlements or agreements in the ordinary course of business consistent with past practice that provide for only the payment of monetary damages not in excess of $1,000,000 individually or $5,000,000 in the aggregate, without the imposition of equitable relief on, or admission of wrong doing by, SuccessFactors or any of its subsidiaries;

•

make or change any material tax election, change any annual tax accounting period, change any method of tax accounting, or enter into any tax allocation agreement, tax sharing agreement or tax indemnity agreement, or settle any tax claim, audit or assessment, or surrender any right to claim a tax refund, in each case, in an amount in excess of $500,000, and in the aggregate, in an amount in excess of $2,000,000;

•

write up, write down or write off the book value of any assets, in the aggregate, in excess of $5,000,000, except (i) for depreciation and amortization in accordance with GAAP consistently applied or (ii) as otherwise required under GAAP;

•

convene any special meeting (or any adjournment thereof) of the stockholders of SuccessFactors other than a stockholder meeting to adopt this Agreement and approve the Merger, unless such a meeting is required by applicable law;

•

take any action to exempt or make not subject to any person or entity (other than SAP America, the Purchaser and any subsidiary of SAP America), or any action taken thereby, which person or action would otherwise have been subject to the restrictive provisions thereof and not exempt therefrom, from the provisions of Section 203 of the DGCL, any other state takeover or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares;

•

(i) encumber, impair, abandon, fail to diligently maintain, transfer or otherwise dispose of any intellectual property owned or licensed by SuccessFactors or any of its subsidiaries other than in the ordinary course of business consistent with past practice in connection with the (a) the development, license, distribution or sale of SuccessFactors Products or services to customers, (b) any Outbound Agreement, or (c) abandonment of any intellectual property which SuccessFactors believes is not material, which, in each case, excludes entering into any reseller or hosting agreement under which SuccessFactors or any of its subsidiaries will distribute software to a third party), or (ii) divulge, furnish to or make accessible any material trade secrets to any person or entity who is not subject to an enforceable written obligation to maintain the confidentiality of such trade secrets;

•	make any discretionary payments in respect of certain contracts for advisory services to SuccessFactors, which are listed in SuccessFactors’ disclosure schedule; or

•	agree in writing or otherwise to take any of the foregoing actions.

No Solicitation.  The Merger Agreement requires that, as of December 3, 2011, SuccessFactors immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation conducted by SuccessFactors, any of its subsidiaries or any of the SuccessFactors representatives with any person or entity with respect to any Acquisition Proposal or Acquisition Inquiry (as each such term is defined below) and to use its reasonable best efforts to cause to be returned or destroyed all confidential information provided by or on behalf of SuccessFactors or any subsidiary of SuccessFactors to such person or entity prior to December 3, 2011. During the period beginning on

December 3, 2011 and continuing until the Effective Time, or, if earlier, the termination of the Merger Agreement in accordance with its terms, the Merger Agreement provides that SuccessFactors and its subsidiaries will not, and SuccessFactors will direct and use reasonable best efforts to cause its representatives not to, and shall not authorize or knowingly permit the representatives of SuccessFactors to, directly or indirectly:

•

initiate, solicit or knowingly encourage or knowingly induce (including by way of providing information relating to SuccessFactors or its subsidiaries or affording access to the business or properties of SuccessFactors) the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or otherwise cooperate with or assist or participate in or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry;

•	participate or engage in discussions or negotiations with any person or entity with respect to an Acquisition Proposal or Acquisition Inquiry;

•	approve, endorse or recommend to SuccessFactors’ stockholders, or publicly propose to approve, endorse or recommend to SuccessFactors’ stockholders, any Acquisition Proposal;

•

withdraw, change, amend, modify or qualify, or publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to SAP America or the Purchaser, the SuccessFactors Board Recommendation;

•

enter into any merger agreement, letter of intent, term sheet, agreement in principle, memorandum of understanding, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or relating to an Acquisition Proposal other than an acceptable confidentiality agreement that contains provisions that are no less favorable to SuccessFactors than those contained in the Confidentiality Agreement between SuccessFactors and SAP AG (an “Acceptable Confidentiality Agreement”) or enter into any agreement requiring SuccessFactors to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement or resolve or agree to take any of the foregoing actions; or

•

terminate, waive, amend or modify any provision of, or grant permission under, any standstill, confidentiality agreement or similar contract to which SuccessFactors or any of its subsidiaries is a party.

The Merger Agreement provides (with certain limited exceptions) that any action taken by a representative of SuccessFactors that, if taken by SuccessFactors, would constitute a breach of the restrictions described in this “—No Solicitation” section will constitute a material breach of the Merger Agreement by SuccessFactors, except that any violation or breach of the restrictions described in this “—No Solicitation” section by any employee of SuccessFactors (other than an officer or senior executive) will not be deemed to be a breach, unless such violation or breach was expressly authorized or knowingly permitted by any director, officer or senior executive of SuccessFactors.

As an exception to the restrictions described above, the Merger Agreement provides that, at any time following December 3, 2011 but prior to the Acceptance Time, SuccessFactors may (i) in response to a bona fide Acquisition Proposal in writing that the SuccessFactors Board, after consultation with outside legal counsel, determines could be reasonably expected to lead to a Superior Proposal (as defined below), SuccessFactors acting solely through outside counsel or Morgan Stanley & Co. LLC, may contact and engage in discussions with any person and such person’s representatives who has made such bona fide Acquisition Proposal in writing, solely for the purpose of clarifying such Acquisition Proposal and any material terms of such proposal and the conditions to consummation to enable the SuccessFactors Board to determine whether there is a reasonable possibility that such Acquisition Proposal could lead to a Superior Proposal (“Clarifying Discussion”) and (ii) in response to a bona fide Acquisition Proposal in writing that the SuccessFactors Board determines in good faith after consultation with outside legal counsel and its financial advisor constitutes or is reasonably likely to lead to or result in a Superior Proposal, SuccessFactors and its representatives may (a) engage or participate in discussions or negotiations with, and only with, the person (or such person’s representatives) that has made such Acquisition Proposal and (b) furnish to the person (or such person’s representatives) that has made such Acquisition Proposal information relating to SuccessFactors and its subsidiaries and/or afford access to the business, properties, assets, books, records or personnel of SuccessFactors and its subsidiaries, in each case, pursuant to an Acceptable Confidentiality Agreement after such person or entity has provided SuccessFactors with written acknowledgement that SuccessFactors will be permitted to comply with its relevant obligations described in this “—No Solicitation” section, if:

•	SuccessFactors received the Acquisition Proposal other than as a result of a breach or violation of the provisions of the Merger Agreement described in this “—No Solicitation” section;

•

prior to engaging or participating in any such Clarifying Discussions or discussions or negotiations with or furnishing any information to, such person or entity, SuccessFactors gives SAP America written notice of the identity of such person or entity and the material terms and conditions of such Acquisition Proposal and of SuccessFactors’ intention to take such action; and

•

contemporaneously with or prior to furnishing any information to such person or entity, SuccessFactors furnishes such information to SAP America (to the extent such information has not been previously furnished by SuccessFactors to SAP America).

An “Acquisition Inquiry” means an inquiry, indication of interest or request for non-public information (other than an inquiry, indication of interest or request for information made or submitted by SAP America or the Purchaser or their affiliates) that would reasonably be expected to lead to an Acquisition Proposal.

An “Acquisition Proposal” means any offer or proposal concerning any:

•

merger, consolidation, other business combination or similar transaction involving SuccessFactors or any subsidiary of SuccessFactors that, if consummated, would result in any person or entity beneficially owning equity interests representing 15% or more of the voting power of SuccessFactors;

•

acquisition (regardless of the form of the transaction) of the assets of SuccessFactors (including equity interests of SuccessFactors’ subsidiaries) or any subsidiary of SuccessFactors representing 15% or more of the consolidated assets or revenues of SuccessFactors and its subsidiaries taken as a whole;

•

issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of equity interests representing 15% or more of the voting power of SuccessFactors;

•	transaction in which any person or entity will acquire beneficial ownership or the right to acquire beneficial ownership or any group (as defined in Section 13(d) of the Exchange Act)

has been formed which beneficially owns or has the right to acquire beneficial ownership of, equity interests representing 15% or more of the voting power of SuccessFactors; or

•	any combination of the foregoing.

The transactions between SAP America, the Purchaser and SuccessFactors contemplated by the Merger Agreement or any other transactions between SAP America, the Purchaser or their affiliates, on the one hand, and SuccessFactors or any subsidiary of SuccessFactors, on the other hand, will not be deemed an Acquisition Proposal.

A “Superior Proposal” means a bona fide written Acquisition Proposal (with the references therein to “15%” replaced by more than “50%” for this purpose) made by a third party that did not result from a material breach of the provisions of the Merger Agreement described in this “—No Solicitation” section of this Offer to Purchase, and for which financing is not a condition, and that, in the good faith judgment of the SuccessFactors Board (after consultation with SuccessFactors’ outside legal counsel and financial advisor), taking into account the various legal, financial and regulatory aspects of the proposal, including the financing terms thereof, and the identity of the person or entity making such proposal, if consummated would result in a transaction that is more favorable to the stockholders of SuccessFactors from a financial point of view than the Offer and the Merger (after giving effect to all adjustments to the terms thereof which may be offered in writing by SAP America pursuant to its matching rights described below).

The Merger Agreement obligates SuccessFactors to promptly, and in all cases within 24 hours after SuccessFactors attains knowledge of the receipt by SuccessFactors of any Acquisition Proposal or Acquisition Inquiry, notify SAP America orally and in writing of the receipt by SuccessFactors of any Acquisition Proposal or Acquisition Inquiry, including the material terms and conditions of such Acquisition Proposal or Acquisition Inquiry and the identity of the person, entity or group making any such Acquisition Proposal or Acquisition Inquiry. SuccessFactors is obligated to keep SAP America reasonably informed on a current basis (and in any event no later than 24 hours) of any material change in, the status of discussions regarding the material terms (including all amendments) of any such Acquisition Proposal or Acquisition Inquiry. SuccessFactors is obligated to promptly (and in any event no later than 24 hours) after receipt or delivery thereof, provide SAP America (or its outside counsel) with copies of all material documents exchanged between SuccessFactors or its subsidiaries or any of their respective officers, directors, employees, advisors or representatives, on the one hand, and the person, entity or group making an Acquisition Proposal or any of its affiliates or their respective officers, directors, employees, advisors or representatives, on the other hand. SuccessFactors is obligated to provide SAP America with at least 24 hours prior notice (or such shorter notice as may be provided to the SuccessFactors Board) of a meeting of the SuccessFactors Board at which the SuccessFactors Board is reasonably expected to consider an Acquisition Proposal.

Fiduciary Right of Termination or Change of Board Recommendation.  Until the Director Appointment Date, or, if earlier, the termination of the Merger Agreement in accordance with its terms, neither the SuccessFactors Board nor any committee of the SuccessFactors Board is permitted to:

•	approve, endorse or recommend to SuccessFactors’ stockholders, or publicly propose to approve, endorse or recommend to SuccessFactors’ stockholders, any Acquisition Proposal; or

•

withdraw, change, amend, modify or qualify, or publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to SAP America or the Purchaser, the SuccessFactors Board Recommendation.

(any such action, a “Change of Board Recommendation”).

As an exception to the restrictions on the ability of the SuccessFactors Board to effect a Change of Board Recommendation, the SuccessFactors Board may at any time prior to the Acceptance Time (i) effect a Change of Board Recommendation and/or (ii) terminate the Merger Agreement and simultaneously enter into a definitive agreement with respect to a Superior Proposal, if:

•

SuccessFactors receives an Acquisition Proposal that the SuccessFactors Board concludes in good faith, after consultation with SuccessFactors’ outside legal counsel and financial advisor, constitutes a Superior Proposal;

•

the SuccessFactors Board determines in good faith, after consultation with SuccessFactors’ outside legal counsel, that the failure to take such actions would be inconsistent with the SuccessFactors Board’s fiduciary duties to the stockholders of SuccessFactors under applicable law;

•

SuccessFactors has provided a prior written notice to SAP America, at least four business days in advance, of its intention to effect a Change of Board Recommendation or terminate the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice must specify the basis upon which the SuccessFactors Board intends to effect such Change of Board Recommendation and the identity of the party making such Superior Proposal, and must have contemporaneously provided the execution draft of the relevant proposed definitive transaction agreements with the party making such Superior Proposal and other material documents with respect to such Superior Proposal;

•

prior to effecting a Change of Board Recommendation or terminating the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal, (i) if requested by SAP America, SuccessFactors has, during such four business day period, negotiated with SAP America in good faith to make such adjustments in the terms and conditions of the Merger Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, and (ii) SAP America has not made, during such four business day period, a written offer that would, upon SuccessFactors’ acceptance, be binding on SAP America and that, after consideration of such offer by the SuccessFactors Board in good faith and after consultation with SuccessFactors’ outside legal counsel and financial advisor, results in the SuccessFactors Board determining that such Superior Proposal no longer constitutes a Superior Proposal; and

•	with respect solely to termination of the Merger Agreement, in advance of or concurrently with termination of the Merger Agreement, SuccessFactors pays the Termination Fee (as defined below).

The Merger Agreement provides that the SuccessFactors Board may at any time prior to the Acceptance Time, in response to an Intervening Event (as defined below), effect a Change of Board Recommendation if the SuccessFactors Board determines in good faith, after consultation with SuccessFactors’ outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties to the SuccessFactors stockholders under applicable law. The Merger Agreement provides that the SuccessFactors Board may not effect a Change of Board Recommendation in response to an Intervening Event unless SuccessFactors has provided prior written notice to SAP America at least four business days in advance of its intention to effect such a Change of Board Recommendation, which notice must specify the details of such Intervening Event and the basis upon which the SuccessFactors Board intends to effect such Change of Board Recommendation, and prior to effecting such Change of Board Recommendation, if requested by SAP America, SuccessFactors will, during such four day period, negotiate with SAP America in good faith to make such adjustments in the terms and conditions of the Merger Agreement so that a Change of Board Recommendation is no longer necessary. The Merger Agreement also provides that the SuccessFactors Board may not effect a change of Board Recommendation in response to an Intervening Event if SAP America has, during such four day period, made a written offer that would, upon SuccessFactors’ acceptance, be binding on SAP America and that after due consideration of such offer by the SuccessFactors Board in good faith and after consultation with SuccessFactors’ outside legal counsel and financial advisor, results in the SuccessFactors Board determining that it would continue to be inconsistent with SuccessFactors Board’s fiduciary duties under applicable law not to effect the Change of Board Recommendation. An “Intervening Event” means a material development, change, event or circumstance relating to SuccessFactors and/or its subsidiaries, other than the receipt of an Acquisition Proposal, which (a) was unknown to the SuccessFactors Board at or prior to the date of the Merger Agreement and (b) becomes known to or by the SuccessFactors Board prior to the Acceptance Time.

The Merger Agreement provides that none of the provisions thereof described in this “—No Solicitation” section of this Offer to Purchase shall prohibit the SuccessFactors Board from disclosing to the SuccessFactors stockholders any position with respect to the Offer permitted by Rule 14e-2(a) or Rule 14d-9 of the Exchange Act or otherwise complying with the provisions of Rule 14d-9 of the Exchange Act or making such other disclosure as and to the extent required by applicable law. None of a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of its recommendation to its stockholders in favor of the Offer will be deemed a Change of Board Recommendation.

Conditions to Consummation of the Merger.  Pursuant to the Merger Agreement, the respective obligations of each party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

•	the affirmative vote of the holders of a majority of the outstanding shares of SuccessFactors Common Stock is obtained, if required by applicable law;

•

the consummation of the Merger is not then restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any other governmental entity of competent jurisdiction and there is not in effect any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any governmental entity of competent jurisdiction which prevents the consummation of the Merger; and

•	the Purchaser has accepted for payment, or caused to be accepted for payment, all Shares validly tendered and not withdrawn in the Offer.

Termination.  The Merger Agreement provides that it may be terminated:

(i)	by mutual written consent of SAP America and SuccessFactors, by action of their respective boards of directors, at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of SuccessFactors, except that any termination pursuant to this provision following the Director Appointment Date must be approved by a majority of the Continuing Directors;

(ii)

by SAP America or SuccessFactors, if the Acceptance Time has not occurred on or before March 31, 2012, provided that such date will automatically be extended to June 30, 2012 if any of the conditions set forth in items (ii), (iii)(a) or (iii)(b) of Section 14—“Conditions of the Offer” (in the case of items (iii)(a) and (iii)(b), treating for this purpose the “Outside Date” as the expiration date of the Offer) have not been satisfied as of March 31, 2012; except that the right to terminate the Merger Agreement under this provision is not available to any party whose breach of the Merger Agreement has been the primary cause of the failure of the Acceptance Time to have occurred on or before such date;

(iii)	by either SuccessFactors or SAP America, if any court of competent jurisdiction or other governmental entity of competent jurisdiction has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting (a) prior to the Acceptance Time, the acceptance for payment of, or payment for, Shares pursuant to the Offer, or (b) prior to the Effective Time, the Merger, and such order, decree, ruling or other action has become final and nonappealable (which order, decree, ruling or other action the party seeking to terminate the Merger Agreement has used its reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of the Merger Agreement); except that the right to terminate the Merger Agreement under this provision is not be available to any party whose material breach of the Merger Agreement has been the primary cause of such action;

(iv)	by SAP America, at any time prior to the Acceptance Time, if

(a)	the SuccessFactors Board effects a Change of Board Recommendation (or any action by any committee of the SuccessFactors Board which, if taken by the full SuccessFactors Board, would be a Change of Board Recommendation);

(b)	SuccessFactors fails to issue a press release that expressly reaffirms the SuccessFactors Board Recommendation within five business days after SuccessFactors’ receipt of a written request by SAP America to provide such reaffirmation following the date that any person or entity or group (as defined in Section 13(d) of the Exchange Act), other than SAP America or the Purchaser (i) has made an Acquisition Proposal (other than a tender offer or exchange offer described in subsection (c) below) and the existence of such Acquisition Proposal becomes known in the public domain or (ii) has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal or the existence of information regarding an intention to make an Acquisition Proposal becomes known in the public domain;

(c)	any tender offer or exchange offer that constitutes an Acquisition Proposal is commenced by any person or entity other than SAP America, the Purchaser or any subsidiary of SAP America with respect to the outstanding Shares, and the SuccessFactors Board has not recommended that SuccessFactors’ stockholders reject such tender offer or exchange offer within ten business days after the commencement thereof;

(d)	SuccessFactors has breached the provisions of the Merger Agreement described above under “—No Solicitation” in any material respect;

(e)	SuccessFactors has failed to include the SuccessFactors Board Recommendation in SuccessFactors’ Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 or to permit SAP America to include the SuccessFactors Board Recommendation in the Offer documents; or

(f)	SuccessFactors or the SuccessFactors Board (or any committee thereof) has resolved, authorized or publicly proposed to do any of the foregoing actions;

(v)	by SuccessFactors, prior to the Acceptance Time, if the SuccessFactors Board determines to accept a Superior Proposal, but only if SuccessFactors has complied in all material respects with its obligations and is permitted to accept such Superior Proposal pursuant to the provisions of the Merger Agreement described above under “—No Solicitation”; provided that SuccessFactors’ termination shall not be effective unless it simultaneously with such termination enters into a definitive agreement with respect to such Superior Proposal and pays the Termination Fee (as defined below) to SAP America substantially concurrently with such termination;

(vi)	by SAP America, prior to the Acceptance Time, if there is an uncured inaccuracy in any representation or warranty or breach of any covenant of SuccessFactors contained in the Merger Agreement, which uncured inaccuracy or breach would (a) give rise to the failure of any of the conditions of the Offer described in Section 14—“Conditions of the Offer” and (b) is incapable of being cured or, if capable of being cured, is not cured within 20 business days from the date that SuccessFactors is notified in writing by SAP America of such breach; except that SAP America is not permitted to terminate the Merger Agreement if any of such circumstances resulted primarily from its breach of the Merger Agreement;

(vii)	by SuccessFactors, prior to the Acceptance Time, if there is an uncured inaccuracy in any representation or warranty or breach of any covenant of SAP America or the Purchaser contained in the Merger Agreement, which uncured inaccuracy or breach (a) has had, individually or in the aggregate, a material adverse effect upon SAP America’s or the Purchaser’s ability to consummate the Offer or the Merger and (b) is incapable of being cured or, if capable of being cured, is not cured within 20 business days from the date that SAP America is notified in writing by SuccessFactors of such breach; except that SuccessFactors is not permitted to terminate the Merger Agreement if any of such circumstances resulted primarily from its breach of the Merger Agreement; or

(viii)	by SAP America, prior to the Acceptance Time, if there shall have occurred any adverse event or development which, individually or in the aggregate, has had, and continues to have, a SuccessFactors Material Adverse Effect (as defined in Section 14—“Conditions of the Offer”) and either such effect is not capable of being remedied or at least 20 business days have elapsed since the occurrence of such effect.

Effect of Termination.  In the event of termination of the Merger Agreement by either SuccessFactors or SAP America, the Merger Agreement will become void and there will be no liability or obligation on the part of SAP America, the Purchaser or SuccessFactors or their respective subsidiaries, officers or directors, employees, agents or representatives except with respect to certain specified provisions and with respect to any liabilities or damages incurred or suffered by a party as a result of the willful breach by another party of any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement.

Fees.  In the event the Merger Agreement is terminated pursuant to item (iv) or item (v) of “—Termination,” SuccessFactors will pay to SAP America immediately prior to or concurrently with such termination, in the case of a termination by SuccessFactors, or within two business days thereafter, in the case of a termination by SAP America, a termination fee of $112,500,000.00 (the “Termination Fee”). In addition, in the event that the Merger Agreement is terminated pursuant to item (ii) of “—Termination” and at the time of such termination the Minimum Condition has not been satisfied, and (i) prior to the date of such termination of the Merger Agreement an Acquisition Proposal has been publicly disclosed (and not publicly withdrawn prior to such termination), and (ii) within 12 months after such termination, SuccessFactors or any of its subsidiaries enters into a definitive agreement to engage in a transaction that constitutes an Acquisition Proposal or ultimately consummates a transaction that constitutes an Acquisition Proposal (provided that for purposes of this provision, the references to 15% in the definition of “Acquisition Proposal” will be deemed references to more than 50%), then SuccessFactors will pay to SAP America the Termination Fee on the date no later than two days after the consummation of the transaction that constitutes an Acquisition Proposal.

If SuccessFactors fails to pay the Termination Fee when due, SuccessFactors shall reimburse SAP America and the Purchaser for all reasonable costs and expenses actually incurred or accrued by them (including reasonable fees and expenses of counsel) in connection with the collection of the Termination Fee, together with interest thereon at the prime rate as quoted on Bloomberg screen (PRIMBB Index) in effect on the date such payment was required to be made through the date of payment plus 2% per annum. If the Merger Agreement is terminated in accordance with its terms and the Termination Fee is paid to SAP America or its designee in accordance with the Merger Agreement, payment of their Termination Fee is the sole and exclusive remedy of SAP America, the Purchaser and each of their respective affiliates against SuccessFactors, its subsidiaries and any of their respective former, current or future affiliates and each of their respective directors, officers, employees, stockholders, controlling Persons, agents or representatives for any liability in connection with the Merger Agreement or the transactions contemplated under the Merger Agreement. SuccessFactors will not be required to pay more than one Termination Fee.

(c)        The Mutual Non-Disclosure Agreement.  SuccessFactors and SAP AG are parties to a mutual non-disclosure agreement (the “Mutual Non-Disclosure Agreement”) dated as of October 21, 2011 and effective as of October 20, 2011. The Mutual Non-Disclosure Agreement provides, among other things, that, in connection with an evaluation relating to a potential relationship, cooperation or transaction, each of SAP AG and SuccessFactors (i) may deliver to the other party certain confidential information and that the receiving party will keep all confidential information relating to the other party confidential and will not disclose such information to any other person (except to representatives of either of SAP AG or SuccessFactors who are actively and directly participating in the evaluation or who otherwise have a need to know such information for the purpose of the evaluation, or as required by law) without the consent of the other party, (ii) will abide by certain standstill restrictions involving the other party’s securities until one year following the termination of the Mutual Non-Disclosure Agreement and (iii) will not, subject to certain limited exceptions, until one year following the termination of the Mutual Non-Disclosure Agreement, solicit or employ, certain of the other party’s officers or employees. This summary of the Mutual Non-Disclosure Agreement does not purport to be complete and is qualified in its entirety by reference to the Mutual Non-Disclosure Agreement, which is filed as Exhibit (d)(2) to the Schedule TO and incorporated herein by reference.

(d)        The Exclusivity Agreements.  SAP AG and SuccessFactors entered into an exclusivity agreement, dated as of November 9, 2011 (the “Exclusivity Agreement”), in connection with discussions regarding a possible transaction between them. The Exclusivity Agreement provides SuccessFactors, its subsidiaries and representatives would not do any of the following, directly or indirectly, during the period from November 9, 2011 through 11:59 Pacific time on November 22, 2011: (i) solicit, initiate, seek, or knowingly encourage, facilitate or induce the making, submission or announcement of any Alternative Proposal (as defined in the Exclusivity Agreement), (ii) disclose to any person any nonpublic information relating to SuccessFactors and/or any of its subsidiaries in connection with, or enter into, participate in, maintain or continue any communications or negotiations regarding, any Alternative Proposal, (iii) agree to, accept, recommend or endorse (or publicly propose or announce any intention or desire to agree to, accept, recommend or endorse) any Alternative Proposal, or (iv) enter into any letter of intent, contract or other agreement relating to any Alternative Proposal. SAP AG and SuccessFactors entered into an amended and restated exclusivity agreement, dated as of November 22, 2011 (the “Amended Exclusivity Agreement”) to extend the exclusivity period through December 5, 2011, pursuant to which SuccessFactors agreed to the same exclusivity provisions set forth in the Exclusivity Agreement and SAP AG and its subsidiaries and representatives agreed not to (i) solicit, initiate, seek, or knowingly encourage, facilitate or induce the making, submission or announcement of any Competitor Alternate Proposal (as defined in the Amended

Exclusivity Agreement), (ii) participate in, maintain or continue any communications or negotiations regarding any Competitor Alternative Proposal, (iii) agree to, accept, recommend or endorse (or publicly propose or announce any intention or desire to agree to, accept, recommend or endorse) any Competitor Alternative Proposal or (iv) enter into any letter of intent, contract or other agreement relating to, or otherwise agree to or consummate or effect any Competitor Alternative Proposal. This summary of the Exclusivity Agreement and Amended Exclusivity Agreement does not purport to be complete and is qualified in its entirety by reference to the Exclusivity Agreement and the Amended Exclusivity Agreement, which are filed as Exhibits (d)(3) and (d)(4), respectively, to the Schedule TO and incorporated herein by reference.

(e)        Statutory Requirements.  The DGCL requires, among other things, that the Merger Agreement must be approved by the holders of at least a majority of the shares of each class of SuccessFactors’ capital stock outstanding and entitled to vote. The Merger Agreement provides that, if required by the DGCL, SuccessFactors will (i) prepare a proxy statement for a special meeting of SuccessFactors stockholders to consider the adoption of the Merger Agreement and file such proxy statement with the SEC as soon as reasonably practicable after the Acceptance Time, (ii) duly set a record date for, and within three business days after receipt of SEC clearance of the proxy statement (or ten days after the preliminary proxy statement has been filed with the SEC if no comments with respect to it have been received from the SEC), call and give notice of the special meeting for the purpose of considering and taking action upon the Merger Agreement (with the record date and meeting date to be set in consultation with SAP America); (iii) as promptly as practicable after the clearance of the proxy statement from the SEC (or ten days after the preliminary proxy statement has been filed with the SEC if no comments with respect to it have been received from the SEC), print and mail the proxy statement to the stockholders of SuccessFactors; and (iv) use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of the Merger Agreement, and secure any approval of the stockholders of SuccessFactors that is required by applicable law to effect the Merger. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the affirmative vote of any other stockholder of SuccessFactors. Notwithstanding the foregoing, if the Purchaser acquires 90% or more of the outstanding Shares through the Offer or otherwise, the Purchaser may effect the Merger without the special meeting or any other action on the part of any other stockholder.

(f)        Appraisal Rights.  Appraisal rights are not available during the time the Offer remains open, and stockholders of SuccessFactors who tender Shares in the Offer will not have appraisal rights in connection with the Merger. If the Merger is consummated, a holder of Shares at the Effective Time who has neither voted in favor of the adoption of the Merger Agreement nor consented to the Merger in writing, and who otherwise complies with the applicable statutory procedures under Section 262, will be entitled to receive an appraisal by the Delaware Court of Chancery of the fair value of the holder’s Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder.

Any such judicial determination of the fair value of the Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares. Stockholders of SuccessFactors should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the per share price to be paid in the Merger. For the avoidance of doubt, the parties to the Merger Agreement have agreed and acknowledged that, in any appraisal proceeding related to the Merger and to the fullest extent permitted by applicable law, the fair value of the Shares subject to the appraisal proceeding will be determined in accordance with Section 262 without regard to the Top-Up Option, any Shares issued through the exercise of the Top-Up Option or any cash or promissory note delivered by Purchaser to SuccessFactors in payment for such Shares issued through the exercise of the Top-Up Option. In this regard, stockholders of SuccessFactors should be aware that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the Offer and the Merger, are not opinions as to fair value under Section 262.

SAP America does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any dissenting stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares held immediately prior to the Effective Time by such dissenting stockholder. However, SAP America may cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders of SuccessFactors desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law, which will be set forth in their entirety in the Proxy Statement for the Merger, unless the Merger is effected as a short-form merger pursuant to Section 253 of the DGCL, in which case they will be set forth in the notice of Merger to be sent to the stockholders.

All Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a dissenting stockholder who complies in all respects with the provisions of Section 262 (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and will instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262.

If a dissenting stockholder fails to perfect or otherwise waives, withdraws or loses its right to appraisal of its Shares under Section 262 or other applicable law, then the right of that dissenting stockholder to be paid the fair value of such Dissenting Shares will cease and such Dissenting Shares will be deemed to have been converted, as of the Effective Time, into and will be exchangeable solely for the right to receive the Merger Consideration, without interest, upon surrender of such stockholder’s Certificates in the manner provided in the Merger Agreement.

With respect to any demand for appraisal of Shares under Section 262:

•

SuccessFactors will give prompt notice to SAP America of any demands for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL received by SuccessFactors relating to rights to be paid for the fair value of Dissenting Shares;

•	SAP America will have the right to participate in and control all negotiations and proceedings with respect to such demands for appraisal; and

•

Prior to the earlier of the Director Appointment Date and the Effective Time, SuccessFactors will not, except with SAP America’s prior written consent, voluntarily make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or agree to do or commit to do any of the foregoing.

(g)        “Going Private” Transactions.  The SEC has adopted Rule 13e-3 promulgated under the Exchange Act (“Rule 13e-3”), which is applicable to certain “going private” transactions and which may, under certain circumstances, be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (1) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (2) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. SAP America and the Purchaser believe that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, the stockholders of SuccessFactors will receive the same price per Share as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in the transaction be filed with the SEC and disclosed to stockholders prior to the consummation of the transaction.

(h)        Plans for SuccessFactors.  Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of SuccessFactors will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. SAP America will continue to evaluate the business and operations of SuccessFactors during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, SAP America intends to review such information as part of a comprehensive review of SuccessFactors’ business, operations, capitalization and management with a view to optimizing development of SuccessFactors’ potential in conjunction with SAP America’s existing business.

The SuccessFactors Board has approved the Merger and the Merger Agreement. Depending upon the number of Shares purchased by the Purchaser pursuant to the Offer, the SuccessFactors Board may be required to submit the Merger Agreement to the stockholders of SuccessFactors for adoption. If required, SuccessFactors has agreed to (i) prepare a proxy statement for a special meeting of SuccessFactors stockholders to consider the adoption of the Merger Agreement and file such proxy statement with the SEC as soon as reasonably practicable after the Acceptance Time; (ii) duly set a record date for, and within three business days after receipt of SEC clearance of the proxy statement (or ten days after the preliminary proxy statement has been filed with the SEC if no comments with respect to it have been received from the SEC), call and give notice of the special meeting for the purpose of considering and taking action upon the Merger Agreement (with the record date and meeting date to be set for in consultation with SAP America); (iii) as promptly as practicable after the clearance of the proxy statement from the SEC (or ten days after the preliminary proxy statement has been filed with the SEC if no comments with respect to it have been received from the SEC), print and mail the proxy statement to the stockholders of SuccessFactors; and (iv) use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of the Merger Agreement, and secure any approval of the stockholders of SuccessFactors that is required by applicable law to effect the Merger. If stockholder approval is required, the Merger Agreement must be adopted by the affirmative vote of holders of a majority of the outstanding Shares.

If the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to adopt the Merger Agreement by written consent or at a special meeting of SuccessFactors stockholders without the affirmative vote of any other stockholder of SuccessFactors. The Purchaser has agreed to vote for or enter into a written consent with respect to all Shares acquired by the Purchaser in the Offer to cause the adoption of the Merger Agreement and approval of the Merger. If the Purchaser acquires at least 90% of the then-issued and outstanding Shares pursuant to the Offer or otherwise, the Merger will be consummated without a special meeting of SuccessFactors stockholders and without the approval of the stockholders of SuccessFactors. The Merger Agreement provides that the Purchaser will be merged with and into SuccessFactors and that SuccessFactors’ certificate of incorporation in effect immediately prior to the Effective Time will be amended as of the Effective Time to read as the certificate of incorporation of the Purchaser in effect immediately prior to the Effective Time, and the bylaws of the Purchaser in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation following the Merger.

(i)        Recent Developments Relating to SuccessFactors.

On December 8, 2011, SuccessFactors, the members of the SuccessFactors Board, SAP America and Purchaser were named as defendants in a purported shareholder class action suit filed in the Superior Court of the State of California, County of San Mateo captioned Peretti et al. v. Burgum et al., Case No. CIV510279 was filed naming SuccessFactors’ directors, SuccessFactors, SAP America and the Purchaser as defendants. The complaint seeks certification of a class of SuccessFactors’ stockholders and generally alleges, among other things, that (i) the members of the SuccessFactors Board breached their fiduciary duties in connection with the transactions contemplated by the Merger Agreement by failing to maximize stockholder value and agreeing to preclusive deal protection provisions and (ii) SAP America and Purchaser aided and abetted the SuccessFactors board in these alleged breaches of fiduciary duties. The complaint seeks, among other relief, an injunction prohibiting the transactions contemplated by the Merger Agreement, certain forms of injunctive relief, including enjoining the Offer, and rescission in the event such transactions are consummated, unspecified damages, and payment of plaintiff’s costs and expenses, including attorney’s costs and fees.

SAP America, the Purchaser and the other defendants have not yet responded to the complaints. SAP America and the Purchaser believe the plaintiff’s allegations are without merit and each intend to contest these allegations vigorously.

12.	Source and Amount of Funds

The Offer is not conditioned on the procurement of any financing. The Purchaser estimates that the total amount of funds required to purchase all outstanding Shares pursuant to the Offer and to complete the Merger and to pay related fees and expenses will be approximately $3,834,221,880. The Purchaser intends to obtain such funds by means of a capital contribution from SAP America, and SAP America intends to obtain such funds by means of a capital contribution and/or loan from SAP AG or another affiliate. SAP AG intends to obtain such funds (which the affiliate would obtain from SAP AG) from its cash on hand and a €1 billion syndicated term loan facility (described below).

On December 3, 2011 SAP AG entered into a €1 billion syndicated term loan facility agreement with J.P. Morgan Limited as mandated lead arranger and J.P. Morgan Europe Limited as Agent (the “SAP AG Borrowing”). Other financial institutions may also become lenders under the SAP AG Borrowing. A copy of the Credit Facility Agreement relating to the SAP AG Borrowing has been filed as an exhibit to the Schedule TO to which this Offer to Purchase is attached as an exhibit. Reference is made to such exhibit for a more complete description of the terms and conditions of the SAP AG Borrowing, and such exhibit is incorporated herein by reference.

The SAP AG Borrowing is primarily intended to finance the acquisition of SuccessFactors by SAP America, including (a) the acquisition of the Shares pursuant to the Offer and the Merger, (b) cash settlements of the SuccessFactors options, shares of SuccessFactors restricted stock or any other rights to purchase capital stock of SuccessFactors becoming due as a result of a change of control over SuccessFactors triggered by the acquisition of SuccessFactors, (c) payments to SuccessFactors employees and/or directors in relation to employee or management incentive plans becoming payable in connection with the acquisition of SuccessFactors as a result of a change of control over SuccessFactors triggered thereby and (d) the payment of fees, costs and expenses incurred in connection with the acquisition of SuccessFactors, including, without limitation, the financing provided under the SAP AG Borrowing. The purpose of the SAP AG Borrowing also includes refinancing or repurchase by SAP AG or any member of the SuccessFactors group of any indebtedness of SuccessFactors.

The SAP AG Borrowing may be drawn upon in multiple drawings until the earlier of October 3, 2012 or the effective date of the termination of the Merger Agreement prior to the consummation of the acquisition of SuccessFactors (the “Availability Period”). The final maturity date is the first anniversary of the signing of the SAP AG Borrowing agreement, which may be extended to the date falling eighteen months after the date of signing of the SAP AG Borrowing by SAP AG exercising a unilateral extension option available to it under the SAP AG Borrowing. All drawings under the SAP AG Borrowing are committed and may be utilized in Euros or U.S. dollars. Subject to the absence of a major default and the correctness of major representations made by SAP AG, the lenders are, during the Availability Period, obligated to provide the committed financing for the acquisition of the Shares by the Purchaser and SAP America until the closing of the acquisition of SuccessFactors (customary so-called “certain funds concept”). It is a condition precedent for any drawing under the SAP AG Borrowing to finance the acquisition that the SuccessFactors Board shall not have made a public announcement withdrawing its recommendation to holders of Shares that they accept the Offer and tender their Shares to the Purchaser.

The SAP AG Borrowing contains market-standard undertakings and restrictions. Such undertakings and restrictions may influence the flexibility of the operations of SAP AG and its subsidiaries. There are no financial covenants and the loans granted under the SAP AG Borrowing are unsecured.

A breach of the restrictive covenants will give rise (subject, in certain instances, to cure periods) to a right of the lenders of the SAP AG Borrowing to accelerate the loans and cancel their respective commitments thereunder. Other circumstances that may allow the lenders of the SAP AG Borrowing to accelerate the loans and cancel their respective commitments under the SAP AG Borrowing include, notably, any non-payment default by SAP AG under the SAP AG Borrowing or related finance documentation or cross-acceleration default by SAP AG or a material subsidiary in respect of financial liabilities totaling € 50 million or more and any insolvency event in relation to SAP AG or a material subsidiary. Such acceleration rights are subject to the customary certain funds concept referred to above.

Drawings under the SAP AG Borrowing will bear interest at a rate per annum that corresponds to an applicable margin plus EURIBOR (or, in the case of U.S. dollar denominated loans, LIBOR) for the selected interest period plus, if claimed by a lender, that lender’s mandatory cost.

The lenders’ commitments under the SAP AG Borrowing are subject to a commitment fee, amounting to a percentage of the amount of the facility available under the SAP AG Borrowing, as well as upfront arrangement, underwriting, participation and facility agency fees.

SAP AG may at any time cancel unutilized commitments and voluntarily prepay loans, in each case subject to a minimum cancellation or repayment amount of € 20 million by giving five business days’ advance notice.

Under the SAP AG Borrowing, SAP AG must notify the lenders if it learns that in the meaning of the German Securities Acquisition and Takeover Act any person or any group of persons acting together has acquired control of more than 50% of its voting shares. If, on receiving the notification, lenders that represent at least two-thirds of the credit volume so require, the lenders have the right to cancel the SAP AG Borrowing and demand complete repayment of the outstanding debt thereunder (unless a continuation agreement is reached, in respect of which SAP AG may request good-faith negotiation). SAP AG is further obligated to prepay the loans and cancel commitments upon the occurrence of certain mandatory prepayment events, including, subject to certain exceptions and baskets, in particular the proceeds from (a) any issuance of debt instruments in the international or domestic capital markets after the signing of the SAP AG Borrowing agreement relating to the SAP AG Borrowing and (b) any disposition of the Shares to any person other than a subsidiary of SAP AG.

SAP AG may elect to raise financing in the national and/or international debt capital markets, including (without limitation) by way of an issuance of a bond or other instrument (either as a public offer or a private placement), the proceeds of which are to be used to prepay and/or cancel the SAP AG Borrowing.

The Purchaser, SAP America and SAP AG do not have any alternative committed financing arrangements or financing plans with respect to the Offer and the Merger in the event that the SAP AG Borrowing is not available, and do not anticipate the need to seek additional or alternative financing.

The Purchaser believes that the financial condition of the Purchaser, SAP America and SAP AG is not material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer because (a) the Offer is being made for all outstanding Shares solely for cash, (b) the Purchaser, through its parent company, SAP America, and SAP America, through its parent company, SAP AG, will have sufficient funds and financial resources available to purchase all Shares validly tendered in the Offer or acquired in the Merger, (c) SAP AG has agreed to absolutely, irrevocably and unconditionally guarantee the obligations of SAP America and the Purchaser under the Merger Agreement, (d) the Offer is not subject to any financing condition and (e) if the Purchaser consummates the Offer, SAP America will acquire any remaining Shares for the same cash price in the Merger.

13.	Dividends and Distributions

The Merger Agreement provides that, without the prior written consent of SAP America or as may be required by law, SuccessFactors will not, and will not permit any of its subsidiaries to, prior to the earlier of the Director Appointment Date, the Effective Time and the valid termination of the Merger Agreement in accordance with its terms, directly or indirectly, declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock, other than dividends paid by a wholly-owned subsidiary of SuccessFactors to SuccessFactors or another wholly-owned subsidiary of SuccessFactors in the ordinary course of business consistent with past practice. See Section 11(b)—“The Merger Agreement—Conduct of SuccessFactors’ Operations.”

14.	Conditions of the Offer

Notwithstanding any other provisions of the Offer and in addition to the Purchaser’s rights to extend, amend or terminate the Offer in accordance with the provisions of the Merger Agreement, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) promulgated under the Exchange Act, pay for any validly tendered Shares, if:

(i)	the Minimum Condition has not been satisfied at the expiration date of the Offer;

(ii)	the Antitrust Condition has not been satisfied at the expiration date of the Offer;

(iii)	the CFIUS Approval has not been obtained at the expiration date of the Offer;

(iv)	the Merger Agreement has been terminated in accordance with its terms or any of the following conditions has occurred and is continuing at the expiration of the Offer:

(a)	there is pending any suit, action or proceeding by any U.S. governmental entity or a non-U.S. supranational governmental entity of competent jurisdiction whose clearance,

consent or approval is required under antitrust laws in connection with the transactions contemplated by the Merger Agreement against SAP America, the Purchaser, SuccessFactors or any subsidiary of SuccessFactors in connection with the Offer or the Merger:

•	challenging the acquisition by SAP America or the Purchaser of any Shares pursuant to the Offer or seeking to make illegal, restrain or prohibit the making or consummation of the Offer or the Merger,

•

seeking to prohibit or impose limitations on the ability of SAP America or the Purchaser, or otherwise to render SAP America or the Purchaser unable, to accept for payment, pay for or purchase any or all of the Shares pursuant to the Offer, or the Merger, or seeking to require divestiture of any or all of the Shares to be purchased pursuant to the Offer, the Top-Up Option or in the Merger,

•

seeking to prohibit or impose any limitations on the ownership or operation by SAP America, SuccessFactors or any of their respective subsidiaries, of all or any portion of the businesses or assets of SAP America, SuccessFactors or any of their respective subsidiaries as a result of or in connection with the Offer, the Merger or the other transactions contemplated by the Merger Agreement, or otherwise seeking to compel SAP America, SuccessFactors or any of their respective subsidiaries to divest, dispose of, license or hold separate any portion of the businesses or assets of SAP America, SuccessFactors or any of their respective subsidiaries as a result of or in connection with the Offer, the Merger or the other transactions contemplated by the Merger Agreement, or

•

seeking to prohibit or impose limitations on the ability of SAP America or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares to be purchased pursuant to the Offer, upon exercise of the Top-Up Option or otherwise in the Merger, including the right to vote the Shares purchased by the Purchaser on all matters properly presented to the stockholders of SuccessFactors;

(b)

there is any federal, state, local, foreign or international law, statute, code, directive, ordinance, rule, regulation, order, writ, judgment, injunction, decree, stipulation, determination or award enacted, entered, enforced, promulgated or which is deemed applicable pursuant to an authoritative interpretation by or on behalf of a governmental entity to the Offer, the Merger or any other transaction contemplated by the Merger Agreement, or any other action is taken by any governmental entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act or similar waiting periods with respect to the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act of 1914 and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrine and other laws including antitrust, competition or trade regulation laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessoning competition through merger or acquisition that has resulted or is reasonably likely, individually or in the aggregate, to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above or has the effect of making the Offer, the Merger or any other transaction contemplated by the Merger Agreement illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the Merger or any other transaction contemplated by the Merger Agreement;

(c)	• any representation and warranty of SuccessFactors set forth in the Merger

Agreement as to capitalization fail to be true and correct in all material respects, as of the expiration date of the Offer with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time); or

•

any other representation and warranty of SuccessFactors set forth in the Merger Agreement (without giving effect to any references to SuccessFactors Material Adverse Effect or materiality qualifications) fail to be true and correct in any respect as of the expiration date of the Offer with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a SuccessFactors Material Adverse Effect;

provided, that if either the total number of Shares as of December 1, 2011 or the total number of Shares subject to outstanding SuccessFactors options as of December 2, 2011, in each case set forth in the capitalization representation and warranty in the Merger Agreement, exceeds the actual numbers as of such dates such that such inaccuracies in the representations and warranties would cause the aggregate amount required to be paid by SAP America and/or the Purchaser to purchase Shares pursuant to the Offer to increase by $5 million or more, such representations or warranties will be deemed to fail to be true and correct in all material respects;

(d)	SuccessFactors breached or failed, in any material respect, to perform or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement, and such breach or failure has not been cured;

(e)	since December 3, 2011, a SuccessFactors Material Adverse Effect has occurred and is continuing; or

(f)	the Purchaser has not received a certificate of SuccessFactors, executed by the Chief Executive Officer and the Chief Financial Officer of SuccessFactors, dated as of the expiration date of the Offer, to the effect that the conditions set forth in paragraphs (c), (d) and (e) above have not occurred.

The foregoing conditions are for the sole benefit of SAP America and the Purchaser and may be asserted by SAP America or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by SAP America or the Purchaser in whole or in part at any time and from time to time in their sole discretion (except that the Minimum Condition may not be waived), in each case subject to the terms of the Merger Agreement. Any reference to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived. The foregoing conditions shall be in addition to, and not a limitation of, the rights of SAP America and the Purchaser to extend, terminate, amend and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement. The Merger Agreement provides that the failure by SAP America or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time. In addition, the Merger Agreement provides that each of the foregoing conditions is independent of any of the other foregoing conditions; the exclusion of any event from a particular condition does not mean that such event may not be included in another condition.

As defined in the Merger Agreement, a “SuccessFactors Material Adverse Effect” means any change, event, development, occurrence or effect that (a) is, or would reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of SuccessFactors and its subsidiaries, taken as a whole, or (b) prevents, or would reasonably be expected to prevent, the consummation of the Offer or the Merger or the performance by SuccessFactors of any of its material obligations under the Merger Agreement; provided, however, that, in the case of clause (a), none of the following changes, events, developments, occurrences or effects will be taken into account in determining whether there has been or will be, a SuccessFactors Material Adverse Effect: (i) changes affecting the economies of or financial, credit or capital market conditions in the United States or other regions of the world in which SuccessFactors and its subsidiaries operate, to the extent such changes do not adversely affect SuccessFactors and its subsidiaries, taken as a whole, in a disproportionate manner relative to other similarly situated participants in the industries in which SuccessFactors and its subsidiaries operate; (ii) changes in the trading volume or trading price of the SuccessFactors Common Stock in and of itself (provided that the facts and circumstances giving rise to changes in such volume or price may be deemed to constitute, and may be taken into account in determining whether there has been, a SuccessFactors Material Adverse Effect), (iii) changes in the industries in which SuccessFactors and its subsidiaries operate, to the extent such changes do not adversely affect SuccessFactors and its subsidiaries taken as a whole in a disproportionate manner relative to other similarly situated participants in the industries in which SuccessFactors and its subsidiaries operate, (iv) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of December 3, 2011, to the extent such changes do not adversely affect SuccessFactors and its subsidiaries taken as a whole in a disproportionate manner relative to other similarly situated participants in the industries in which SuccessFactors and its subsidiaries operate, (v) changes, events, developments, occurrences or effects primarily resulting from or arising out of the negotiation, execution, announcement, pendency or consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement, including (A) any loss or departure of officers or other employees of SuccessFactors or any of its subsidiaries and (B) any termination, suspension, reduction or similar negative development in SuccessFactors’ and its subsidiaries’ relationships with its and their customers, suppliers and other persons or entities with whom they conduct business (including those caused by the identity of SAP America), (vi) changes in law to the extent such changes do not adversely affect SuccessFactors or its subsidiaries taken as a whole in a manner disproportionate to other similarly situated participants in industries in which SuccessFactors and its subsidiaries operate, (vii) changes in GAAP (or in the interpretation thereof), (viii) any changes, events, developments, occurrences or effects primarily resulting from or arising out of (A) the failure by SuccessFactors or any of its subsidiaries to take any action expressly prohibited by the Merger Agreement or (B) any actions taken by SuccessFactors or any of its subsidiaries as expressly required by the Merger Agreement or with the consent of SAP America or the Purchaser (other than operation by SuccessFactors and its subsidiaries of their business in the ordinary course of business), (ix) any failure by SuccessFactors to meet any published analyst estimates or expectations of SuccessFactors’ revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by SuccessFactors to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that the facts and circumstances giving rise to such failures may be deemed to constitute, and may be taken into account in determining whether there has been, a SuccessFactors Material Adverse Effect), or (x) any legal proceedings made or brought by any of the current or former stockholders of SuccessFactors (on their own behalf or on behalf of SuccessFactors) against SuccessFactors or the SuccessFactors Board arising out of the Offer, the Merger or the other transactions contemplated by the Merger Agreement.

15.	Legal Matters; Required Regulatory Approvals

General.  Except as set forth in this Offer to Purchase, none of SAP AG, SAP America or the Purchaser is aware of any licenses or regulatory permits that appear to be material to the business of SuccessFactors and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser’s acquisition of Shares in the Offer, or of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the Shares pursuant to the Offer. Should any such approval or other action be required, SAP AG, SAP America and the Purchaser expect to seek such approval or action, except as described under “—State Takeover Laws.” There can be no assurance that any such approval or other action, if required, would be obtained or would be obtained without substantial conditions, or that adverse consequences to SuccessFactors’ business might not result. The Merger Agreement provides that, in connection with the receipt of any necessary approvals of a governmental authority (including under the HSR Act), neither SAP America nor SuccessFactors (nor any of their respective subsidiaries or affiliates) is required to (and, without SAP America’s prior consent, SuccessFactors will not) sell, hold separate or otherwise dispose of or conduct their business in a specified manner, enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement with respect to the assets, operations or conduct of their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of SAP America, SuccessFactors or their respective subsidiaries or affiliates.

State Takeover Laws.  A number of states (including Delaware, where SuccessFactors is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

As a Delaware corporation, SuccessFactors is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an “interested stockholder” (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation’s voting stock) from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (a) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (b) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (c) following the transaction in which such person became an interested stockholder, the business combination is (i) approved by the board of directors of the corporation and (ii) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

SuccessFactors has represented in the Merger Agreement that its board of directors has approved, for purposes of Section 203 of the DGCL, the Merger Agreement and the transactions contemplated by the Merger Agreement, such that Section 203 of the DGCL does not apply to the Merger Agreement or the transactions contemplated by the Merger Agreement, including the Offer and the Merger. The Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement, or the transactions contemplated by the Merger Agreement, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger, or the Merger Agreement, as applicable, the Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14—“Conditions of the Offer.”

U.S. Antitrust Compliance.  Under the HSR Act, and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisitions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares by the Purchaser pursuant to the Offer is subject to such requirements. SAP AG filed a Premerger Notification and Report Form in connection with the Offer with the Antitrust Division and the FTC on December 9, 2011. The required waiting period with respect to the Offer will expire at 11:59 p.m., New York City time, on December 26, 2011, unless earlier terminated by the FTC and the Antitrust Division or unless the FTC or the Antitrust Division issues a Request for Additional Information and Documentary Materials (a “Second Request”) prior to that time. If within the required waiting period either the FTC or the Antitrust Division issues a Second Request, the waiting period with respect to the Offer would be extended until 10 calendar days following the date of substantial compliance by SAP AG with that request, unless the FTC or the Antitrust Division terminates the additional waiting period earlier. After the expiration of the 10 calendar day waiting period, the waiting period may be extended only by court order or SAP AG’s and SuccessFactors’ agreement not to close. In practice, complying with a Second Request can take a significant period of time. Although SuccessFactors is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with a Second Request, failure by SuccessFactors to substantially comply with an applicable Second Request will not extend the waiting period with respect to the Offer.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser’s acquisition of Shares pursuant to the Offer. The Antitrust Division or the FTC may take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of SAP AG or its subsidiaries, or of SuccessFactors or its subsidiaries. Private parties who may be adversely affected by the Offer and the Merger and individual states may also bring legal actions under the antitrust laws in certain circumstances. Although the parties believe that consummation of the Offer and the Merger would not violate any antitrust law, there can be no assurance that a challenge to the Offer and the Merger on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, the Purchaser may not be obligated to consummate the Offer and the Merger. See Section 14—“Conditions of the Offer.”

German Antitrust Laws.  The Act against Restraints of Competition requires SAP and SuccessFactors to file a notification with the Federal Cartel Office (“FCO”) and provides that the acquisition of Shares in the Offer shall not occur until a one month waiting period, or in case of an in-depth investigation, a waiting period of four months, from submission of a complete notification to the FCO has expired or otherwise terminated. SAP submitted the filing in Germany on December 12, 2011.

Austrian Antitrust Laws.  Section 10 of the Austrian Cartel Act requires SAP and SuccessFactors to file a notification with the Federal Competition Authority (“FCA”) in Austria and provides that the acquisition of shares of Common Stock in the Offer shall not occur until a four week waiting period from submission of a complete notification to the FCA, or in case of an in-depth investigation, an additional waiting period of five months, has expired or otherwise terminated. SAP submitted the filing in Austria on December 12, 2011.

Irish Antitrust Law.  Part 3 of the Competition Act of 2002 requires SAP and SuccessFactors to file a notification with the Competition Authority (“CA”) within one month (45 days where remedies are proposed) of execution of the Merger Agreement or commencement of the Offer and provides that the acquisition of shares of Common Stock in the Offer shall not occur until a one month waiting period from the “appropriate date” has expired, which is the later of (i) submission of a complete notification to the CA or (ii) submission of all additional information requested by the CA. In case of an in-depth investigation, there is an additional waiting period of four months from the appropriate date. SAP submitted the filing in Ireland on behalf of itself and SuccessFactors on December 12, 2011.

Colombian Antitrust Law.  Colombian Law 1340/09 and related decrees require SAP and SuccessFactors to file a notification with the Colombian Superintendent of Industry and Commerce (“SIC”) and provides that the acquisition of Shares in the Offer will be automatically approved and the parties are not precluded from closing the Offer or the Merger if the parties’ market share is below 20 % of the relevant market. In case the authority assumes the parties’ market share is above 20 % of the relevant market, the acquisition of shares of Common Stock in the Offer shall not occur until clearance has been obtained from the SIC upon the expiration or earlier termination of a thirty day waiting period from submission of a complete notification to the SIC, or in case of an in-depth investigation, an additional waiting period of three months following submission of all additional information requested by the SIC. SAP intends to file the notice on behalf of itself and SuccessFactors as soon as practicable.

Brazilian Antitrust Law.  Brazilian Law No. 8,884/94 requires SAP and SuccessFactors to file a notification with the Brazilian competition authorities within fifteen business days of the execution of the Merger Agreement. Following such notice, the Secretariat of Economic Supervisions/SEAE (Ministry of Finance) and the Secretariat of Economic Law/SDE (Ministry of Justice) will analyze the economic and legal aspects of the Merger and will issue opinions on the Merger. Brazil’s Administrative Council for Economic Defense (“CADE”) will then issue a final ruling regarding the Merger. The timing of this process can vary greatly, depending on the complexity of the transaction and the extent to which Brazilian competition authorities request additional information regarding the Merger. The Brazilian regime is not suspensory and the parties are not precluded from closing the Offer or the Merger prior to receiving approval from CADE. SAP intends to file the notice on behalf of itself and SuccessFactors on or before December 23, 2011.

European Union Antitrust Laws.  Under Article 22 of Council Regulation EC No. 139/2004 (the “EC Merger Regulation”), the Offer may be referred by the competition authority of the Republic of Austria, Ireland, and/or the Federal Republic of Germany or any other Member State of the European Union to the European Commission (the “EC”) for review in lieu of review by the Member States. In the event the EC accepts the referral, the purchase of Shares pursuant to the Offer may not be completed before it is notified to the EC and the EC has declared, or been deemed to have declared, that the transaction is compatible with the common market. Under the provisions of the EC Merger Regulation, the initial (Phase I) review period is 25 working days. If the EC has serious doubts whether a notified transaction is compatible with the common market, it may initiate Phase II proceedings, which last an additional 90 to 125 working days. The EC could prohibit the transaction by declaring that the concentration is incompatible with the common market or the EC could require, as a condition to clearance, a remedy such as the divestiture of shares of Common Stock acquired by the Purchaser or the divestiture of substantial assets of SAP or its subsidiaries, or of SuccessFactors or its subsidiaries. Although the parties believe that consummation of the Offer is not incompatible with the common market, there can be no assurance that a challenge to the Offer will not be made by the EC or, if a challenge is made, what the result will be.

U.S. National Security Regulations.  Exon-Florio empowers the President of the United States of America to review and, if necessary, prohibit or suspend an acquisition of, or investment in, a U.S. company by a “foreign person” if the President, after investigation, determines that the foreign person’s control threatens to impair the national security of the United States. Pursuant to Exon-Florio, CFIUS has been delegated the authority to receive notices of proposed transactions, determine when an investigation is warranted, conduct investigations, require mitigation measures and submit recommendations to the President to suspend or prohibit the completion of transactions or to require divestitures of completed transactions. A party or parties to a transaction may, but are not required to, submit to CFIUS a voluntary notice of the transaction, except in limited circumstances, which do not apply in this case. CFIUS also has the power to initiate reviews on its own in the absence of a voluntary notification. The parties intend to file a voluntary notice with CFIUS pursuant to Exon-Florio and its implementing regulations as soon as practicable. See Section 14—“Conditions of the Offer.”

Other.  It may be necessary to make additional filings relating to the Purchaser’s acquisition of Shares pursuant to the Offer and the Merger with governmental entities in other foreign jurisdictions, however, no other filings are a condition to the Offer. SAP AG is reviewing whether any such filings are required in connection with the Offer and the Merger and intends to make any such filings promptly to the extent required. Although the parties believe that consummation of the Offer and the Merger would not violate any antitrust law, there can be no assurance that governmental entities will not challenge the Offer and the Merger on competition or other grounds, or if such challenge is made, what the results thereof will be.

See Section 14–“Conditions of the Offer.”

16.	Fees and Expenses

J.P. Morgan Securities LLC is acting as Dealer Manager in connection with the Offer. SAP America has agreed to pay the Dealer Manager reasonable and customary fees for these services and to reimburse the Dealer Manager for certain out-of-pocket expenses. SAP America has also agreed to indemnify the Dealer Manager and related parties against certain liabilities in connection with the Offer. In the ordinary course of business, the Dealer Manager and its successors and affiliates may trade Shares for their own accounts and accounts of customers, and, accordingly, may at any time hold a long or short position in the Shares.

SAP America has retained Georgeson Inc. as Information Agent in connection with the Offer. The Information Agent may contact the stockholders of SuccessFactors by mail, telephone, fax and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. SAP America will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for certain out-of-pocket expenses. SAP America has agreed to indemnify the Information Agent and related parties against certain liabilities and expenses in connection with the Offer. In addition, SAP America has retained American Stock Transfer and Trust Company as Depositary in connection with the Offer. SAP America will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for certain out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection with the Offer.

Except as set forth above, none of SAP AG, SAP America or the Purchaser will pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for soliciting tenders of Shares pursuant to the Offer. SAP AG or SAP America will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17.	Miscellaneous

None of SAP AG, SAP America or the Purchaser is aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If SAP AG, SAP America or the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, SAP AG, SAP America and the Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort, SAP AG, SAP America and the Purchaser cannot comply with the state statute, the Purchaser will not make the Offer to, nor will the Purchaser accept tenders from or on behalf of, stockholders of SuccessFactors in that state. SAP AG, SAP America and the Purchaser have filed with the SEC the Schedule TO pursuant to Rule 14d-3 promulgated under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, SuccessFactors has filed with the SEC the Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 promulgated under the Exchange Act, setting forth the recommendation of the SuccessFactors Board with respect to the Offer and the reasons for the recommendation of the SuccessFactors Board and furnishing certain additional related information. A copy of these documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 8—“Certain Information Concerning SuccessFactors” of this Offer to Purchase and Section 9—“Certain Information Concerning SAP AG, SAP America and the Purchaser” of this Offer to Purchase.

None of SAP AG, SAP America or the Purchaser has authorized any person to give any information or to make any representation on behalf of SAP AG, SAP America or the Purchaser not contained in this Offer to Purchase or in the related Letter of Transmittal, and, if given or made, you should not rely on any such information or representation as having been authorized.

Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of SAP AG, SAP America, the Purchaser, SuccessFactors or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

SATURN EXPANSION CORPORATION

December 16, 2011

SCHEDULE 1

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF SAP AG, SAP AMERICA, INC. AND SATURN EXPANSION CORPORATION.

SAP AG

The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employment for at least the past five years of each of the members of the Executive Board and the Supervisory Board, and each executive officer, of SAP AG. Each person identified below is a citizen of the Federal Republic of Germany, with the exception of Pekka Ala-Pietilä, who is a citizen of Finland, William Richard McDermott and Vishal Sikka who are citizens of the United States of America, Bernard Liautaud, who is a citizen of France, Jim Hagemann Snabe, who is a citizen of Denmark and Panagiotis Bissiritsas, who is a citizen of both Germany and Greece. Unless otherwise noted, the current business address of each person identified below is Dietmar-Hopp-Allee 16, 69190 Walldorf, Federal Republic of Germany, and the current business phone number of each of these individuals is +49-6227-7-47474.

Name and Address (If Applicable)	Office	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years

Prof. Dr. h.c. mult. Hasso Plattner	Chairperson of the Supervisory Board	Chairperson of the Supervisory Board, SAP AG (2003 - Present)

Positions in past five years: see above

Lars Lamadé	Vice Chairperson of Supervisory Board	Present occupation: Employee of SAP AG, Project Manager, Service and Support, SAP AG (June 2006 - Present)

Positions in past five years: Risk Manager, Service and Support, SAP AG (February 2004 - June 2006)

Pekka Ala-Pietilä	Member of Supervisory Board	Present occupation: Co-founder and CEO Blyk Ltd., a messaging media company, located in London, UK

(August 2006 - Present)

Positions in past five years: Executive Advisor to the CEO of Nokia Corporation, a mobile phone and telecom networks supplier, headquartered in Espoo, Finland (October 2005 - January 2006)

Thomas Josef Bamberger	Member of Supervisory Board	Present occupation: Head of COO Operations of SAP AG (2010 - Present)

Name and Address (If Applicable)	Office	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years

Positions in past five years: Chief Operating Officer of Global Service & Support of SAP AG (2008 - 2010); Chief Controlling Officer of Global Service & Support of SAP AG (2005 - 2008)

Panagiotis Bissiritsas	Member of Supervisory Board	Present occupation: Expert support consultant at SAP AG (2005 - Present)

Positions in past five years: see above

Prof. Dr. Wilhelm Haarmann	Member of Supervisory Board	Present occupation: Attorney-at-law, Certified Public Auditor, Certified Tax Advisor, HAARMANN Partnerschaftsgesellschaft, Rechtsanwälte, Steuerberater, Wirtschaftsprüfer, a partnership of professional auditors, tax consultants and attorneys, located in Frankfurt am Main, Germany (2006 - Present)

Positions in past five years: Attorney-at-law, Certified Public Auditor, Certified Tax Advisor, Haarmann, Hemmelrath & Partner, a law firm, located in Frankfurt am Main, Germany (1987 - 2006)

Peter Koop	Member of Supervisory Board	Present occupation: Industry Solution Specialist, SAP Deutschland AG & Co. KG (2002 - Present)

Positions in past five years: see above

Bernard Liautaud	Member of Supervisory Board	Present occupation: General Partner, Balderton Capital Management, a venture capital firm, located in London, United Kingdom (July 2008 - Present)

Positions in past five years: Chairman and Chief Executive Officer of Business Objects, an enterprise software company located in San Jose, CA, which was acquired by SAP AG in 2008 (October 2005 - January 2008); Chief Executive Officer of Business Objects (August 1990 - October 2005)

Name and Address (If Applicable)	Office	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years

Dr. Gerhard Maier	Member of Supervisory Board	Present occupation: Employee of SAP AG, Development Project Manager (June 2003 - Present)

Positions in past five years: see above

Christiane Kuntz-Mayr	Member of Supervisory Board	Present occupation: Employee of SAP AG, Deputy Chairperson of the Works Council of SAP AG, Development Manager (June 2000 - Present)

Positions in past five years: see above

Dr. h.c. Hartmut Mehdorn	Member of Supervisory Board	Present occupation: CEO of Air Berlin PLC & Co. Luftverkehrs KG (September, 2011 – Present)

Positions in past five years: Chief Executive Officer, Deutsche Bahn AG, the German national railway company, headquartered in Berlin, Germany (1999 - 2009)

Dr. Hans-Bernd Meier	Member of the Supervisory Board	Present occupation: Independent Consultant for SAP Projects.

Positions in the past five years: Head of Solution Management Analytical Banking SAP AG (2005 - 2006); Custom Development—Engagement Manager Financial Services Germany SAP AG (2006 - 2009)

Prof. Dr.-Ing. Dr. h.c. mult. Dr.-Ing. E.h. mult. Joachim Milberg	Member of Supervisory Board	Present occupation: Chairman of the Supervisory Board of BMW AG, an automobile, motorcycle and engine manufacturer, headquartered in Munich, Germany (2004 - Present)

Positions in past five years: see above

Dr. Erhard Schipporeit	Member of Supervisory Board	Present occupation: Business Consultant (January 2007 - Present)

Positions in past five years: Member of the Executive Board and Chief Financial Officer, E-ON AG, a power and gas company, located in Düsseldorf, Germany (June 2000 – December 2006)

Name and Address (If Applicable)	Office	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years

Stefan Schulz	Member of Supervisory Board	Present occupation: Employee of SAP AG, Development Project Manager (April 2004 - Present)

Positions in past five years: see above

Dr. Prof. Dr.-Ing. Dr.-Ing. E.h. Klaus Wucherer	Member of Supervisory Board	Present occupation: Managing Director of Dr. Klaus Wucherer Innovations- und Technologieberatung GmbH, located in Erlangen, Germany (January 2009 - Present)

Positions in past five years: Executive Advisor to the Chief Executive Officer, Siemens AG, an industrial and consumer produced manufacturer with principal executive offices located in Munich, Germany (January 2008 - December 2008); Executive Vice President, Siemens AG (October 2000 - December 2007)

William Richard McDermott	Co-Chief Executive Officer	Present occupation: Co-Chief Executive Officer, SAP AG (February 2010 - Present); Member of Executive Board, SAP AG (July 2008 - Present); Chairman of the Board of Directors, SAP America, Inc. (January 2009 - Present); Member of the Board of Directors, SAP America, Inc. (October 2002 - Present)

Positions in past five years: Chief Executive Officer, SAP America, Inc. (September 2002 - February 2010)

Jim Hagemann Snabe	Co-Chief Executive Officer	Present occupation: Co-Chief Executive Officer, SAP AG (February 2010 - Present); Member of Executive Board, SAP AG (July 2008 - Present)

Positions in past five years: Vice President and Chief Operations Officer of Business Solution group, SAP AG (2002 - 2006); Business Suite organization, SAP AG (2007 - 2010)

Name and Address (If Applicable)	Office	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years

Dr. Werner Brandt	Chief Financial Officer	Present occupation: Chief Financial Officer, SAP AG (February 2001-Present); Member of the Executive Board of SAP AG (2001 - Present)

Positions in past five years: see above

Gerhard Oswald	Chief Operating Officer	Present occupation: Chief Operating Officer, SAP AG (February 2010 - Present); Member of the Executive Board of SAP AG (1996 - Present)

Positions in past five years: Global Service and Support, SAP AG (2005 - February 2010)

Vishal Inder Sikka	Chief Technology Officer	Present occupation: Head of Technology, Platform development & Innovation, SAP AG (February 2010 - Present); Member of Executive Board of SAP AG (February 2010 - Present)

Positions in past five years: Chief Technology Officer, SAP AG (April 2007 - February 2010); Chief Software Architect, SAP AG (2002 - April 2007)

SAP AMERICA, INC.

The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employment for at least the past five years of each director and executive officer of SAP America, Inc. Each person identified below is a citizen of the United States of America, with the exception of Dr. Werner Brandt, who is a citizen of the Federal Republic of Germany. Unless otherwise noted, the current business address of each person identified below is 3999 West Chester Pike, Newtown Square, PA 19073, and the current business phone number of each of these individuals is (610) 661-1000.

Name	Office	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years

Robert Courteau	President	Present occupation: President, SAP America, Inc. (January 2011 - Present)

Positions in past five years: COO Global Field Operations, SAP America, Inc. (April 2009 - December 2009); COO, SAP America Inc. (January 2009 - March 2009); Executive Vice President, Business User, SAP America, Inc.

(July 2008 - December 2008); President, SAP Canada (January 2004 - March 2008)

Joel Bernstein	Chief Financial Officer	Present occupation: Chief Financial Officer, SAP America, Inc. (February 2011 - Present)

Positions in past five years: National Vice President Business Operations, SAP America, Inc. (April 2009 - January 2011); Vice President of Finance, SAP America, Inc. (November 2008 - March 2009); Vice President, Finance OPS, SAP America & SAP Public Services (January 2005 - November 2008)

Name	Office	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years

Steve Winter	Chief Operating Officer	Present Occupation: Chief Operating Officer, SAP America, Inc. (January 2010 - Present)

Positions in past five years: Senior Vice President, General Manager Southwest Region, SAP America, Inc. (January 2005 – December 2007); Senior Vice President, General Manager, Midwest Region, SAP America, Inc. (January 2008 – June 2009); Executive Vice President, Sales, SAP America, Inc. (July 2009 – December 2009)

Brad C. Brubaker	Secretary	Present occupation: President, Sheffield Acquisition Corp. (May 2010 – present) Senior Vice President, General Counsel for Global Field Legal and Corporate Secretary, SAP America, Inc. (January 2009 - Present)

Positions in past five years: Senior Vice President, General Counsel for SAP Americas and Corporate Secretary, SAP America, Inc. (November 1999 - January 2009)

Elizabeth Heck	Vice President, Tax and Assistant Corporate Secretary	Present occupation: Vice President, Tax and Assistant Corporate Secretary, SAP America, Inc. (March 2003 - Present)

Positions in past five years: see above

Mary Beth Hanss	Senior Vice President, General Counsel	Present occupation: Senior Vice President, General Counsel, SAP America, Inc. (August 2008 - Present)

Positions in past five years: Vice President and Assistant General Counsel, SAP America, Inc. (January 2003 - July 2008)

William Richard McDermott	Chairman	(See above information.)

Robert Courteau	Director	(See above information.)

Dr. Werner Brandt	Director	(See above information.)

SATURN EXPANSION CORPORATION

The following table sets forth the present principal occupation or employment and material occupations, positions, offices or employment for at least the past five years for James Mackey, President of Saturn Expansion Corporation and Brad C. Brubaker, the Secretary of Saturn Expansion Corporation. Each of Messrs. Mackey and Brubaker is a citizen of the United States of America. Mr. Mackey’s current business address is 3999 West Chester Pike, Newtown Square, PA 19073, and his current business phone number is (610) 661-1000. Mr. Brubaker’s current business address is 3999 West Chester Pike, Newtown Square, PA 19073, and his current business phone number is (610) 661-1000.

Name	Office	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years

James Mackey	President and Director	Present occupation: see above Positions in past five years: see above

Brad C. Brubaker	Secretary and Director	Present occupation: see above Positions in past five years: see above

Facsimile copies of Letters of Transmittal, properly completed and duly executed, will be accepted solely in the case of book-entry transfer. The Letter of Transmittal, Certificates and any other required documents should be sent or delivered by each stockholder of SuccessFactors or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

American Stock Transfer & Trust Company, LLC

Method of delivery of the Shares (as defined below) is at the option and risk of the owner thereof.        See Instruction 2.

Mail or deliver this Letter of Transmittal, or a facsimile, together with the certificate(s) representing your Shares, to:

If delivering by mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042

If delivering by hand, courier or facsimile

transmission:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

Facsimile: (718) 234-5001

For assistance call (877) 248-6417 (toll free) or (718) 921-8317

You may direct questions and requests for assistance to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. You may obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and other tender offer materials from the Information Agent as set forth below, and they will be furnished promptly at SAP America’s expense. You also may contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

199 Water Street—26th Floor

New York, New York 10038

Banker and Brokers Call: (212) 440-9800

Call Toll Free in the United States: (877) 507-1756

Email: successfactors@georgeson.com

The Dealer Manager for the Offer is:

J.P. Morgan Securities LLC

383 Madison Avenue, 5th Floor

New York, New York 10179

(877) 371-5947 (call toll-free)